Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRISTOL-MYERS SQUIBB COMPANY,

DAYBREAK MERGER SUB INC.

and

2SEVENTY BIO, INC.

Dated as of March 10, 2025

i

ii

Annex I	Offer Conditions
Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation
Exhibit C	Form of Tender and Support Agreement
Exhibit D	Initial Press Release

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 10, 2025, by and among: BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Parent”); DAYBREAK MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and 2SEVENTY BIO, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.	The Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”).

B.

Upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $5.00 per share (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), without interest.

C.

As soon as practicable following the consummation of the Offer, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, without interest.

D.

The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.

The Board of Directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) determined that the Merger will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.

The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

G.

The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of Company Common Stock have entered into and delivered to Parent and Merger Sub tender and support agreements, dated as of the date hereof, in connection with the Offer and the Merger, substantially in the form attached hereto as Exhibit C (the “Support Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and non-use terms not less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill provision) and does not prohibit any Acquired Company from providing any information to Parent in accordance with Section 6.2 or otherwise prohibit the Company from complying with its obligations under Section 6.2. Notwithstanding the foregoing, a Person who has, prior to the date hereof, entered into a confidentiality agreement relating to a purchase of or a business combination with the Company that is still in effect shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement to the extent such existing confidentiality agreement would otherwise satisfy the definition hereof.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any shares of Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest, proposal, offer or request for information from a Third Party that would reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from a Third Party relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible or exchangeable for twenty (20%) or more of such outstanding shares) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other similar transaction that would result in any Third Party acquiring any Company Product or any rights with respect to any Company Product or assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues of the Acquired Companies, taken as a whole, (iii) any license or sublicense from any Acquired Company, joint venture, partnership, collaboration, revenue-sharing agreement or other similar transaction, in each case, with respect to any Company Product or any rights with respect to any Company Product or assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible into or exchangeable for twenty percent (20%) or more of such outstanding shares), (v) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Acquired Company that, if consummated, would result in the stockholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity, or (vi) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“BMS Agreement” means the Amended and Restated Co-Development, Co-Promote and Profit Share Agreement, dated as of March 26, 2018, by and between bluebird bio, Inc., Celgene Corporation and Celgene Investment Company LLC (as amended).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, individual consulting, severance, change in control or similar contract, plan, arrangement or policy, and (iii) each other contract, plan, arrangement or policy providing for compensation or benefits to current or former employees or other service providers, including any contract, plan, arrangement or policy that provides for variable cash compensation, commissions, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance, health or medical benefits, fringe benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which, in each case of clauses (i) through (iii), is maintained, administered, or contributed to by the Acquired Companies or with respect to which any Acquired Company has or could have any liability, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments thereto.

“Company Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect as of the date hereof, including any amendments thereto.

“Company Compensatory Award” means each Company Option and Company RSU Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent simultaneously with the execution and delivery of this Agreement.

“Company Equity Incentive Plan” means the Company’s 2021 Stock Option and Incentive Plan.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Inbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Intellectual Property of another Person (a), that is material to any Company Product or material to the business of the Acquired Companies taken as a whole, is licensed to any Acquired Company or (b) is exclusively licensed to any Acquired Company, in each case, other than (i) agreements between any Acquired Company and its employees or consultants entered into in the ordinary course of business, (ii) agreements for any Third Party commercially available services or non-customized commercially available software entered into in the ordinary course of business, and (iii) non-disclosure agreements entered into in the ordinary course of business.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned (whether solely or jointly with others) by the Acquired Companies, or licensed or sublicensed by the Acquired Companies, or used or held for use by the Acquired Companies in the operation of the business of the Acquired Companies.

“Company Material Adverse Effect” means, with respect to the Acquired Companies, any Effect that, individually or in the aggregate with all other Effects, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies taken as a whole or (y) would be reasonably expected to prevent, materially delay or materially impair the performance by the Company of any of its obligations under this Agreement or the consummation by the Company of the Offer, the Merger or the other Transactions; provided that, for purposes of the foregoing clause (x), in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) changes in the Company’s stock price or trading volume (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(ii) any failure by the Company to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, expenses, earnings or loss, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Company or any Third Parties) (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Company Material Adverse Effect);

(iii) any continued losses from operations or decreases in the cash balances of the Acquired Companies (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Effect underlying such loss or decrease has resulted in, or contributed to, a Company Material Adverse Effect);

(iv) general conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world (including any disruption thereof), or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (C) inflation or any changes in the rate of increase or decrease of inflation or (D) general changes in price levels or trading volumes;

(v) general conditions in the industry in which the Acquired Companies operate, or changes therein;

(vi) regulatory, legislative or political conditions in the United States or any other country or region in the world, or changes therein;

(vii) geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including any acts of war or hostilities or sanctions imposed in connection with the current disputes involving (A) the Russian Federation and Ukraine or (B) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved;

(viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics, quarantines, plagues, other outbreaks of illness or public health events or other natural disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(ix) the execution or announcement of this Agreement or the pendency or consummation of the Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company, including, in each case to the extent directly resulting therefrom, the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties (provided that the exception in this clause (ix) shall not apply with respect to any representation or warranty the specific purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement);

(x) (A) any action taken by the Company at the written request of Parent that is not required to be taken by the terms of this Agreement, (B) any action taken that is expressly required by this Agreement to be taken (other than by the Company pursuant to Section 6.1(a)), or (C) any failure to take any action that the Company is expressly prohibited by Section 6.1(b) from taking to the extent Parent has unreasonably withheld its consent thereto after a written request therefor pursuant to Section 6.1(b);

(xi) changes in Law after the date hereof;

(xii) changes in GAAP or other accounting standards after the date hereof;

(xiii) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; or

(xiv) any Effects to the extent resulting from actions by Parent or its Affiliates pursuant to the terms of the BMS Agreement or the failure of Parent or its Affiliates to take actions required under the terms of the BMS Agreement;

provided that, in each of the foregoing clauses (iv), (v), (vi), (vii), (viii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that the Acquired Companies, taken as a whole, are disproportionally affected as compared with other companies of comparable size in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means each outstanding option (whether vested or unvested) to purchase shares of Company Common Stock from the Company, whether granted pursuant to the Company Equity Incentive Plan or otherwise (other than options to purchase shares of Company Common Stock under the Company ESPP).

“Company Outbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Company Intellectual Property that relates to a Company Product or any other product researched or developed by any Acquired Company or that is material to the business of the Acquired Companies taken as a whole is licensed to another Person (other than an Acquired Company), in each case, other than any outbound agreements containing limited, non-exclusive licenses entered into in the ordinary course of business consistent with past practice (including Contracts under which Company provides a limited, non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of Company solely for the purpose of providing the applicable services to Company or any of its Subsidiaries thereunder).

“Company Pre-Funded Warrants” means pre-funded warrants to purchase shares of Company Common Stock issued pursuant to the Warrant Agreement.

“Company Product” means Abecma (idecabtagene vicleucel, as approved for marketing in the United States pursuant to Biologics License Application 125736).

“Company RSU Award” means each outstanding and unsettled restricted stock unit award with respect to Company Common Stock, whether granted pursuant to the Company Equity Incentive Plan or otherwise.

“Company Upstream License” means, with respect to any Intellectual Property licensed to any Acquired Company under any Company Inbound License that, in turn, is licensed by the licensor under such Company Inbound License from a Third Party, the Contract between such licensor and such Third Party under which such licensor obtains such license.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Parent, dated as of May 7, 2024, as amended.

“Contract” means any legally binding agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license, sublicense, covenants not to sue or assert or other legally binding commitment, whether written or oral.

“COVID Relief Programs” means the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Consolidated Appropriations Act, 2021 (Pub. L. 116-159), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury Regulations or other administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65, 2020-38 I.R.B. 567), and any similar provisions of state, local and non-U.S. Law.

“Distribution” means the distribution of stock of the Company to the stockholders of bluebird bio, Inc., a Delaware corporation, pursuant to that certain Separation Agreement by and between bluebird bio, Inc. and the Company, dated as of November 3, 2021.

“Effect” means any event, change, effect, condition, circumstance, occurrence or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, covenant not to sue or assert, charge, right of first refusal/offer, encumbrance or other similar adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

“Environmental Law” means all applicable Laws concerning pollution or protection of the natural environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Acquired Companies under applicable Environmental Law in connection with their respective businesses as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 262 et. seq), the rules, regulations and other requirements promulgated or issued thereunder by the FDA, and all comparable federal, state, local or foreign Laws.

“Fraud” means common law fraud, under Delaware law, on the part of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article 4 and Article 5.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any applicable federal, territorial, domestic, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body or arbitration tribunal legally entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, contaminants or substances regulated under Environmental Law, including petroleum or petroleum distillates, medical waste, asbestos, per- and polyfluoroalkyl substances (PFAS), and polychlorinated biphenyls.

“Healthcare Laws” means all means all Laws relating to the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals or drugs, licensure of pharmacies, pharmacists, and other health care professionals, referrals, kickbacks, billing, submission, or collection of claims or payments from patients or any payor, billing and submission of false or fraudulent claims, advertising or marketing of pharmacy services or offering of discounts on pharmaceuticals or drugs, and federal health care programs, including the following Laws: Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a-7b), federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g., 18 U.S.C. §§ 286, 287 1001, 1035, 1347 and 1349), the exclusion law (42 U.S.C. § 1320a-7), the FDA Laws, the Controlled Substances Act (21 U.S.C. § 801, et seq.) and any other Law regarding obtaining, handling, storing, dispensing, or furnishing medicines or controlled substances, and the applicable rules and regulations promulgated under the foregoing, but in each case excluding Privacy Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all rights, title and interest in and to intellectual property, industrial product and proprietary rights of any kind or nature, whether registered or unregistered and whether protected, created or arising under any Law, anywhere in the world, including: (i) patents and patent applications (whether published or unpublished), invention disclosures, patents of addition, utility models, inventor’s certificates, registration or confirmation patents, restorations, extensions, supplementary protection certificates, and patents resulting from post-grant proceedings, including reissues and re-examinations, and applications or petitions for any of the foregoing, all other forms of government issued rights substantially similar to any of the foregoing and all inventions disclosed in any of the foregoing (collectively, “Patents”); (ii) trade names, corporate names, logos, slogans, Internet domain names, social media identifiers, registered and unregistered trademarks and service marks and all registrations and applications for registration and renewals, together with all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, renewals, extensions and restorations (collectively, “Copyrights”); and (iv) all rights to trade secrets and similar proprietary rights in confidential information of any kind, including those trade secrets defined in the Uniform Trade Secrets Act in the United States, rights under applicable U.S. state trade secret Laws as are applicable to know-how, inventions (including as disclosed in invention disclosures and discoveries, and whether patentable or not), and confidential information such as analytic models, improvements, processes, techniques, formulations and specifications (collectively, “Trade Secret Rights”).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule, after making reasonable inquiry, and all knowledge which was, or would reasonably have been expected to be, obtained by such individuals after such reasonable inquiry.

“Law” means any statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any suit, claim, action, lawsuit, litigation, arbitration or other formal legal proceeding brought by or before any Governmental Entity or arbitrator or arbitration panel.

“made available to Parent” means that such information, document or material was: (i) included in the Company SEC Documents and publicly available on the SEC EDGAR database prior to the execution of this Agreement; (ii) delivered by or on behalf of the Company to Parent or Parent’s representatives via electronic mail or in hard copy form at least twelve (12) hours prior to the execution of this Agreement; or (iii) made available for review by Parent or Parent’s representatives at least twelve (12) hours prior to the execution of this Agreement in the virtual “data room” hosted by DFIN Venue and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Company as of September 30, 2024 and the footnotes thereto set forth in the Company SEC Documents.

“Nasdaq” means The Nasdaq Stock Market LLC, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order or decree of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, bylaws and similar organizational documents, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity, in each case, as amended and/or amended and restated.

“Owned Company Intellectual Property” means any and all Company Intellectual Property owned or purported to be owned (whether solely or jointly with others) by the Acquired Companies.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or in the aggregate with all other Effects, would be reasonably expected to prevent, materially delay or materially impair the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation by Parent or Merger Sub of the Offer, the Merger or the other Transactions.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) Encumbrances for Taxes that are not yet due and payable, or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon, (v) restrictions of record identifiable in any title reports made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that, individually or in the aggregate, do not or would not materially impair the use or occupancy of such real property in the operation of the business currently conducted thereon, (vi) outbound, limited and non-exclusive licenses granted in the ordinary course of business consistent with past practice and where the grant of rights to use any Intellectual Property are incidental to, and not material to, performance under the applicable Contract, and (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business consistent with past practice and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means data and information in any medium that alone or in combination with other information allows the identification of an individual or that that otherwise is personal data, protected health information, or other data regulated under applicable Privacy Laws, including name, street address, telephone number, e-mail address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, any persistent identifier, and any data collected from any user of any Company website or user applications, and including any Protected Health Information, as that term is defined in 45 C.F.R. 160.103.

“Privacy Laws” mean Laws relating to privacy and/or data security of Personal Information that apply to the Acquired Companies.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Subsidiary” of any Person means any Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting securities or value of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal by a Third Party that (i) if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party and the Company, the shareholders of such Third Party) becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding shares of Company Common Stock or all or substantially all of the Company’s consolidated assets and (ii) the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory and other aspects (including certainty of closing) of such Acquisition Proposal that the Company Board deems relevant, (A) would, if consummated, result in a transaction more favorable, from a financial point of view, to the holders of shares of Company Common Stock than the Transactions and (B) is reasonably likely to be consummated in accordance with its terms.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any U.S. federal, state, local or non-U.S. income, gross receipts, gain, capital stock, profits, estimated, windfall, municipal, severance, production, property, sales, use, license, franchise, employment, unemployment, disability, social security, occupation, payroll, premium, withholding, alternative or add-on minimum, ad valorem, value added, transfer, environmental, escheat, unclaimed property, stamp, custom, duty, excise tax, or any other tax, charge or assessment in the nature of the foregoing, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis (including any such liability pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law), and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of (i) being a transferee of or successor to any Person or (ii) any obligation under any agreement, arrangement or Contract (including any Tax Sharing Agreement).

“Tax Matters Agreement” means the Tax Matters Agreement dated as of November 3, 2021 by and between bluebird bio, Inc. and the Company.

“Tax Return” means any return, report or similar written statement required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreements” means all agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not related to Taxes) including, for the avoidance of doubt, the Tax Matters Agreement.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Litigation” means any claim, demand or other Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers in such individual’s capacity as such by any stockholder (in its capacity as such or through a derivative action) relating directly or indirectly to this Agreement, the Offer, the Merger or any of the other Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company), or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“Warrant Agreement” means the Assumption Agreement dated as of November 3, 2021, by and between bluebird bio, Inc. and Company, and the form of Company Pre-Funded Warrant attached to the Securities Purchase Agreement, dated as of September 7, 2021, between bluebird bio, Inc. and purchasers thereto.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 2.3(c)
Appraisal Shares	Section 3.9(c)
Book Entry Share	Section 3.5(a)(i)
Capitalization Date	Section 4.3(a)
Certificate of Merger	Section 3.3
Change in Recommendation	Section 2.3(c)
Closing	Section 3.3
Closing Date	Section 3.3
Collective Bargaining Agreement	Section 4.13(c)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)
Company Common Stock	Recitals
Company FDA Permits	Section 4.9(b)
Company Preferred Stock	Section 4.3(a)
Company Registered Intellectual Property	Section 4.6(a)
Company Related Parties	Section 8.3(b)
Company SEC Documents	Section 4.4(a)
Company Termination Fee	Section 8.3(b)
Compensation Committee	Section 6.8
Continuing Employee	Section 6.7(a)
Current Premium	Section 6.9(a)
Delaware Courts	Section 9.5
DGCL	Recitals
Effective Time	Section 3.3
End Date	Section 8.1(b)
Excluded Shares	Section 3.5(a)(i)
Expiration Time	Section 2.1(d)
FCPA	Section 4.17
FDA	Section 4.9(a)
Final Exercise Date	Section 3.7(c)
Indemnified Party	Section 6.9(b)
Indemnified Party Proceeding	Section 6.9(b)
Initial Expiration Time	Section 2.1(d)
Intervening Event	Section 2.3(d)(ii)
Intervening Event Notice	Section 2.3(d)(ii)
Lease	Section 4.7(c)
Material Contract	Section 4.8(a)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble

Term	Section
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(a)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Parent	Preamble
Parent Welfare Plan	Section 6.7(c)
Paying Agent	Section 3.6(a)
Privacy Policies	Section 4.16
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Stockholder List Date	Section 2.3(e)
Sublease	Section 4.7(d)
Superior Proposal Notice	Section 2.3(d)(i)
Support Agreements	Recitals
Surviving Corporation	Recitals
Termination Condition	Annex I
Union	Section 4.13(c)

ARTICLE 2

THE OFFER

Section 2.1. Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event on or prior to the twenty-fifth (25th) Business Day following the date hereof, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer, and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay (subject to any applicable withholding Tax) for any shares of Company Common Stock tendered pursuant to the Offer, shall be subject only to the conditions set forth on Annex I (the “Offer Conditions”).

(b) Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or, if permitted hereunder, waived, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and irrevocably accept for payment all shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for payment shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) pay (subject to any applicable withholding Tax) for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(c) Parent and Merger Sub shall have the right to (x) increase the Offer Price, (y) waive any Offer Condition and (z) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i) amend, modify or waive the Minimum Condition, the conditions set forth in clause (b) of Annex I or clause (d) of Annex I (solely in respect of Antitrust Laws) or the Termination Condition;

(ii) decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Offer Price (except to the extent required pursuant to Section 2.1(f));

(iv) extend or otherwise change the Expiration Time of the Offer (except to the extent required pursuant to Section 2.1(e)) or terminate or withdraw the Offer (except upon a valid termination of this Agreement as provided in Section 2.1(g));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions;

(vii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of shares of Company Common Stock (in their capacities as such);

(viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL; or

(ix) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, as it may be so extended, the “Expiration Time”).

(e) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if at the then scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder (other than those conditions that by their terms are to be satisfied at the expiration of the Offer), then Merger Sub may or, upon the Company’s written request, Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff. Notwithstanding the foregoing, in no event shall Merger Sub be required to extend the Offer and the then scheduled Expiration Time: (1) for more than three (3) additional consecutive increments of ten (10) Business Days if at any then scheduled Expiration Time, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived and the Minimum Condition has not been satisfied; or (2) to a date later than the earlier to occur of (I) the valid termination of this Agreement in compliance with Article 8 and (II) the End Date. Except (x) in the event that this Agreement is validly terminated pursuant to Article 8 or (y) if Merger Sub is not obligated to extend the Offer as provided in this Section 2.1(e), Merger Sub shall not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Time without the prior written consent of the Company.

(f) If, between the date hereof and the Acceptance Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or recapitalization, then the Offer Price shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Time unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is validly terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2. Actions of Parent and Merger Sub.

(a) As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal (mutually approved by Parent and the Company) and (ii) cause the Schedule TO, the offer to purchase, form of letter of transmittal, and other related documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Merger Sub shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub or their Affiliates with the SEC to comply in all material respects with the Exchange Act and other applicable Law. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation, unless the Company Board has made a Change in Recommendation in accordance with the terms of this Agreement. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use reasonable best efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required in connection with any action contemplated by this Section 2.2(a). Unless the Company Board has effected a Change in Recommendation, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of shares of Company Common Stock, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Unless the Company Board has effected a Change in Recommendation, Parent and Merger Sub shall (A) provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (B) give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, and (C) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b) For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c) Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d) Parent shall, upon the reasonable request of the Company, advise the Company (including, on each of the last three (3) Business Days prior to the then scheduled Expiration Time, at least on a daily basis) as to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(e) This Agreement and the Transactions shall be effected under Section 251(h) of the DGCL and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3. Actions of the Company.

(a) As promptly as practicable on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of shares of Company Common Stock to the extent required by applicable federal securities Laws, and subject to the final sentence of Section 2.3(b)) disseminate to holders of shares of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall (i) contain the recommendation of the Company Board that stockholders of the Company accept the offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (the “Company Board Recommendation”), (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL, and (iii) contain a notice of appraisal rights in compliance with Section 262(d) of the DGCL. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel any information concerning Parent or Merger Sub that is required in connection with any action contemplated by this Section 2.3(a). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of shares of Company Common Stock, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Change in Recommendation made in accordance with the terms of this Agreement. The Company shall promptly provide Parent and its counsel with a copy of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall (A) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (B) give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff and (C) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Change in Recommendation made in accordance with the terms of this Agreement.

(b) To the extent required by the applicable requirements of the Exchange Act and/or the listing requirements of Nasdaq, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of shares of Company Common Stock together with the Offer Documents disseminated to the holders of shares of Company Common Stock.

(c) Neither the Company Board nor any committee thereof shall, except as expressly permitted by Section 2.3(d) or Section 6.2: (i) withdraw, qualify, or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub; (ii) approve, adopt, declare advisable or recommend to the Company’s stockholders (or publicly propose to approve, adopt, declare advisable or recommend) any Acquisition Proposal; (iii) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal that has not been withdrawn provided that (A) Parent may only make such request one time, except to the extent such Acquisition Proposal shall have been amended or changed, in which case such right to make such request shall apply again and (B) neither the Company Board nor any committee thereof shall have to comply with this clause (iii) if the Company Board delivers to Parent a Superior Proposal Notice in accordance with Section 2.3(d)(i); or (iv) if any Acquisition Proposal structured as a tender or exchange offer is commenced (and not withdrawn), fail to file, within ten (10) Business Days of the commencement of such tender or exchange offer, a schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company’s stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer (any action described in clause (i) through (iv) being referred to as a “Change in Recommendation”); or (v) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to enter into any Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(a)) relating to an Acquisition Proposal (any such Contract, an “Alternative Acquisition Agreement”) or otherwise requiring or reasonably expected to cause the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or materially interfere with, the Transactions.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i) in response to a written, bona fide Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 2.3 or Section 6.2, (A) make a Change in Recommendation and/or (B) cause the Company to enter into a binding and definitive written Alternative Acquisition Agreement providing for the consummation of such Acquisition Proposal, in each case if and only if: (1) the Company Board determines in good faith (x) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal would constitute a Superior Proposal and (y) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (2) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and, in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement, including a summary of the material terms and conditions of such Alternative Acquisition Agreement and unredacted copies of such Alternative Acquisition Agreement; (3) (AA) no such Change in Recommendation or entry into such Alternative Acquisition Agreement is effected prior to the fourth (4th) Business Day after Parent receives such Superior Proposal Notice and (BB) during such four (4) Business Day period after Parent’s receipt of such Superior Proposal Notice, the Company shall have, and caused its applicable representatives to have, negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (4) after the expiration of the negotiation period described in clause (3) above, the Company Board shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement and the Offer that Parent and Merger Sub have agreed in writing to make as a result of the negotiations contemplated by clause (3) above, that (x) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal continues to constitute a Superior Proposal, and (y) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (5) if the Company enters into an Alternative Acquisition Agreement concerning such Acquisition Proposal, the Company terminates this Agreement in accordance with Section 8.1(f); provided, however, that, in the event of any material amendment or adjustment to the terms of any Acquisition Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (2) through (4) of this Section 2.3(d)(i), except that references to four (4) Business Days shall be deemed to be three (3) Business Days; or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if and only if: (A) there is an Effect materially affecting the Company and occurring after the date hereof that does not relate to any Acquisition Proposal and was neither known nor reasonably foreseeable by the Company Board prior to the date hereof and which Effect shall not include, relate to or result from (1) any changes in the financial or securities markets or general economic or political conditions, (2) any changes (including changes of applicable Laws) or conditions generally affecting the industry in which any Acquired Company operates, (3) the Acquired Companies meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such facts has resulted in, or contributed to, a Intervening Event), (4) any changes in the price or trading volume of the shares of Company Common Stock (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Intervening Event), or (5) any breach of this Agreement by the Company, and any consequences of such actions (any such Effect described in this clause (A) being referred to as an “Intervening Event”); (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Intervening Event Notice”) from the Company stating that the Company Board intends to effect such Change in Recommendation in connection with such Intervening Event and specifying the reasons therefor in reasonable detail; (D) no such Change in Recommendation in connection with such Intervening Event is effected prior to the fourth (4th) Business Day after Parent receives such Intervening Event Notice and during such four (4) Business Day period, if requested by Parent, the Company shall have, and caused its applicable representatives to have, negotiated in good faith with Parent to amend or adjust this Agreement or the Offer or enter into an alternative transaction so that such Intervening Event ceases to warrant a Change in Recommendation; and (E) at the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments or adjustments to this Agreement and the Offer, or any alternative transaction, that Parent and Merger Sub have agreed in writing to make or enter into as a result of the negotiations contemplated by clause (D) above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that, in the event of any material change to the facts or circumstances relating to an Intervening Event, the Company shall deliver an additional Intervening Event Notice and comply again with clauses (C) through (E) of this Section 2.3(d)(ii), except that references to four (4) Business Days shall be deemed to be three (3) Business Days.

(e) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub as soon as reasonably practicable after the date hereof a list, as of the most recent practicable date, of the record holders of shares of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). The Company will furnish Merger Sub with such additional information readily available to the Company (including any available computer file containing the names and addresses of record holders of shares of Company Common

Stock and lists or computer files of securities positions of shares of Company Common Stock held in stock depositories in the Company’s possession) and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of shares of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the communication of the Offer to the holders of shares of Company Common Stock. If this Agreement is terminated, Parent and Merger Sub shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy, at the Company’s election) all copies, digital files, and extracts or summaries from such information furnished in accordance with this Section 2.3(e) then in their possession or control.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

Section 3.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 as soon as practicable following (but in any event on the same day as) the Acceptance Time, except if any of the applicable conditions set forth in Article 7 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case, on the first (1st) Business Day after the date on which all applicable conditions set forth in Article 7 are satisfied or, to the extent permissible by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Subject to the provisions of this Agreement, Parent and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be duly executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall make any and all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 3.4. Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Company Certificate of Incorporation shall be amended and restated in its entirety as of the Effective Time to read in its entirety as set forth on Exhibit A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until, subject to Section 6.9(b), thereafter amended in accordance with its terms and as provided by applicable Law;

(b) the Company Bylaws shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until, subject to Section 6.9(b), thereafter amended in accordance with their terms and as provided by applicable Law; and

(c) (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company effectuating his or her resignation as a member of the Board of Directors, to be effective as of the Effective Time.

Section 3.5. Conversion of Company Common Stock.

(a) Subject to Section 3.9, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock (a) held in the treasury of the Company, (b) that as of immediately prior to the Effective Time were owned by Parent or Merger Sub or any of their direct or indirect Subsidiaries or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”), and (ii) Appraisal Shares) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares or Appraisal Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Book Entry Share in accordance with Section 3.6.

(ii) Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

(iii) At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or recapitalization, then the consideration into which each share of Company Common Stock is converted in the Merger shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6. Payment for Company Common Stock.

(a) Prior to the Effective Time, Parent shall appoint the Company’s transfer agent to act as paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) with respect to the Merger (the “Paying Agent”). At or promptly following the Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the aggregate Merger Consideration payable pursuant to Section 3.5 to holders of shares of Company Common Stock outstanding immediately prior to the Effective Time and aggregate amounts payable pursuant to Section 3.8 to holders of Company Pre-Funded Warrants outstanding immediately prior to the Effective Time. Such fund shall not be used for any purpose other than as expressly set forth in this Agreement. Pending its disbursement in accordance with this Section 3.6, such fund may be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 3.5 and Section 3.8 shall be returned to Parent upon Parent’s request.

(b) No holder of record of Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor shall be required to deliver a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange therefor, the Merger Consideration (subject to any applicable withholding Tax) for each Share formerly represented by such Book Entry Share, and such Book Entry Share will be canceled. Parent shall ensure that, upon surrender to the Paying Agent of such Book Entry Share, the holder of such Book Entry Share (or, under the circumstances described in Section 3.6(d), the transferee of the Company

Common Stock previously represented by such Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Book Entry Share.

(c) On or after the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall only be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation, Merger Sub or Parent shall be liable to any holder of a Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Law.

(d) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Book Entry Share previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes relating to such transfer have been paid by such transferee.

(e) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

(f) Parent and the Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with any payments hereunder with respect to Company Common Stock; provided that the payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred by a holder of shares of Company Common Stock in connection with the Merger or the other Transactions, and the filing of any related Tax Returns, shall be the sole responsibility of such holder.

(g) Each of the Company, the Surviving Corporation, Parent, Merger Sub and Paying Agent shall be entitled to deduct and withhold (or, in the case of the Surviving Corporation, Parent or Merger Sub, cause the Paying Agent to deduct and withhold) from any amounts payable pursuant to this Agreement to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, Taxes as it is required by applicable Law to deduct and withhold. Parent shall cooperate with the Company and such applicable Person in a commercially reasonable manner to obtain any affidavits, certificates and other documents (including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable) as may reasonably be expected to afford to such Person reduction of or relief from any such deduction or withholding. To the extent that any Taxes are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld Taxes shall be treated for purposes of this Agreement as having been paid to the Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, as applicable, in respect of which such deduction and withholding was made.

Section 3.7. Company Compensatory Awards; Company ESPP.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time and has a per share exercise price that is less than the Merger Consideration shall fully vest, be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option immediately prior to the Effective Time, without interest and subject to deduction for any required withholding under applicable Law relating to Tax, an amount in cash from Parent or the Surviving Corporation equal to the excess of the Merger Consideration over the per share exercise price of such Company Option. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time and has a per share exercise price that is equal to or greater than the Merger Consideration shall be automatically cancelled as of the Effective Time for no consideration.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall fully vest, be cancelled and automatically converted into the right to receive, without interest and subject to deduction for any required withholding under applicable Law relating to Tax, an amount in cash from Parent or the Surviving Corporation equal to (i) the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

(c) The Company’s Board of Directors (or, if applicable, any committee thereof administering the Company ESPP) shall (i) amend the Company ESPP, such that no additional Offering (as defined in the Company ESPP) shall be commenced between the date of this Agreement and the Effective Time, (ii) provide that each Offering that would otherwise extend beyond the Effective Time shall have an Exercise Date (as defined in the Company ESPP) that is no later than ten (10) days prior to the anticipated Effective Time (the “Final Exercise Date”), (iii) provide that each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the Company ESPP as of the Final Exercise Date, (iv) provide that no participant in the Company ESPP may increase such participant’s rate of payroll deductions used to purchase shares of Company Common Stock under the Company ESPP after the date of this Agreement (provided that, for the avoidance of doubt, participants shall be entitled to withdraw from the Company ESPP in accordance with the terms of the Company ESPP as in effect as of the date of this Agreement), (v) provide that no new participants are permitted to participate in the Company ESPP following the date of this Agreement, and (vi) provide that the Company ESPP shall terminate in its entirety as of the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d) Prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 3.7. Parent shall cause the payments with respect to the Company Compensatory Awards owing pursuant to this Section 3.7 to be made by the Surviving Corporation no later than the Company’s second regularly scheduled payroll date after the Effective Time, without interest. All payments with respect to Company Compensatory Awards pursuant to this Section 3.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding if required under applicable Law relating to Tax.

Section 3.8. Treatment of Company Pre-Funded Warrants(a) . As of the Effective Time, each Company Pre-Funded Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a warrant exercisable for shares of Company Common Stock and shall receive an amount of cash equal to the product of (a) the aggregate number of shares of Company Common Stock for which such Company Pre-Funded Warrant was exercisable for immediately prior to the Effective Time pursuant to Section 9(c) and Section 10 of each Company Pre-Funded Warrant, after taking into account the “cashless exercise” provisions of such Section 10, and (b) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Law relating to Tax, in accordance with Section 3.5, without regard to any limitations on exercise contained therein. The Company shall comply with the notice and exercise provisions in the Warrant Agreement in connection with the Transactions, including by providing notice of the Transactions to the holders of Company Pre-Funded Warrants at least ten (10) days prior to the initial Expiration Time.

Section 3.9. Appraisal Rights .

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration, reduced by the amount of any withholding that is required under applicable Law relating to Tax, as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Book Entry Shares previously representing such Appraisal Shares in accordance with Section 3.5) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Law relating to Tax, in accordance with Section 3.5.

(b) The Company (i) shall provide to Parent prompt notice (and, in any event, within twenty-four (24) hours) of any written demand by any stockholder of the Company for appraisal of such holder’s Company Common Stock, any written withdrawal of any such demand, and any other instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) shall give Parent the opportunity to participate in and reasonably direct all negotiations and proceedings with respect to any such demand (provided that such direction may not result in a binding obligation on the part of the Company to take any action prior to the Effective Time). The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal, or agree to do any of the foregoing, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Any cash deposited with the Paying Agent with respect to shares of Company Common Stock that become Appraisal Shares shall be returned to Parent upon demand therefor; provided that such cash shall be returned to the Paying Agent if any such appraisal is withdrawn or lapses.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.10. Merger Without Vote of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.11. Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 3.12. Tax Forms. At the Closing, the Company shall deliver to Parent a certificate of the Company, together with an accompanying notice to the IRS, substantially in the form provided for in Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the shares of Company Common Stock do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations thereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall only be deemed to qualify (1) the representations and warranties of the Company that are contained in the corresponding Section or subsection of the Agreement and (2) any other representation or warranty of the Company contained in this Article 4 to the extent that the relevance of such disclosure or exception to such other representation or warranty is reasonably apparent on its face), or (y) as disclosed in the Company SEC Documents filed with or furnished to the SEC since January 1, 2023 and prior to the date of this Agreement (other than information that is contained (i) in the “risk factors” sections of such Company SEC Documents or (ii) in any “forward-looking statements” disclaimer in such Company SEC Documents, except to the extent any such information described in clause (i) or (ii) consists of factual and/or historical statements; provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in Section 4.1 (Organization and Good Standing; Subsidiaries), Section 4.2 (Organizational Documents), Section 4.3 (Capitalization), Section 4.19 (Authority; Binding Nature of Agreement), Section 4.21 (No Vote Required), Section 4.22 (Non-Contravention; Consents), Section 4.23 (Opinion of Financial Advisor), Section 4.24 (Brokers) and Section 4.25 (Section 203 of the DGCL)), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1. Organization and Good Standing; Subsidiaries.

(a) The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and indicates its jurisdiction of organization. The Company has never had any Subsidiaries other than those set forth on Section 4.1(b) of the Company Disclosure Schedule. Each such Subsidiary (i) is a corporation or other business Entity that is duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other Entity) power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business as currently conducted makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than Permitted Encumbrances and transfer restrictions arising under applicable Law).

(c) None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, except (i) in the other Acquired Companies or (ii) short-term investments in marketable securities in the ordinary course of business.

Section 4.2. Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the Organizational Documents of the Company and each Subsidiary of the Company, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended between the date hereof and the Closing Date. As of any date following the date hereof, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (x) 200,000,000 shares of Company Common Stock and (y) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). There are no other classes of capital stock of the Company authorized or issued and outstanding. As of the close of business on March 7, 2025 (the “Capitalization Date”), (i) 52,299,632 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 4,358,599 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iv) 3,487,462 shares of Company Common Stock were subject to issuance pursuant to Company RSU Awards, (v) 701,751 shares of Company Common Stock were reserved for issuance under the Company ESPP, (vi) 757,575 shares of Company Common Stock were subject to issuance pursuant to Company Pre-Funded Warrants, and (vii) no shares of Company Common Stock were held by the Company as treasury shares.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, (i) a list of (A) each outstanding Company Option, including the grant date, the number of shares of Company Common Stock subject to each such Company Option, the exercise price per share and the name of the holder thereof, and (B) each outstanding Company RSU Award, including the grant date, the number of shares of Company Common Stock subject to each such Company RSU Award and the name of the holder thereof, and (ii) the maximum number of shares of Company Common Stock issuable under the ESPP at the end of the current Offering (as defined in the ESPP).

(c) (i) None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock. All outstanding shares of Company Common Stock have been issued in compliance in all material respects with applicable Law.

(d) There are no bonds, debentures, notes, other indebtedness or securities (other than the Company Common Stock) of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) As of the Capitalization Date, and except as set forth in Sections 4.3(a) and (b), there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other voting security of, or ownership interest in, any Acquired Company, (ii) restricted shares, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of any Acquired Company; (iii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. Since the date of the Most Recent Balance Sheet, no Acquired Company has declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock of any Acquired Company.

(f) All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and no class of capital stock is entitled to preemptive rights.

(g) Each Company Option and Company RSU Award (i) was granted in material compliance with all applicable securities Laws or exemptions therefrom and (ii) was granted under the Company Equity Incentive Plan or the bluebird bio, Inc. 2013 Stock Option and Incentive Plan and is in compliance in all material respects with all requirements set forth in such plan. The Company has made available to Parent copies of equity incentive plans covering the Company Options and Company RSU Awards outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options and forms of restricted stock unit agreements evidencing such Company RSU Awards, and no stock option agreement or restricted stock unit agreement materially deviates from such forms. Each Company Option has an exercise price that is no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code.

Section 4.4. SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2022 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). To the extent that any Material Contract available on Electronic Data Gathering, Analysis and Retrieval database of the SEC contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Material Contracts that it has so filed with the SEC. As of their respective filing dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment or supplement: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company are required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act or similar foreign authority.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments). No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has established and maintains, and at all times since January 1, 2022 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures of the Acquired Companies are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the Company’s financial statements. The has established and Company maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2022, the principal executive officer and the principal financial officer of the Company have made all certifications required by Exchange Act and the Sarbanes-Oxley Act. As of the date hereof, the Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(d) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2022, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities disclosed in the Most Recent Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under Contracts entered into by the Acquired Companies in the ordinary course of business consistent with past practice; (iv) liabilities incurred in connection with the Transactions; and (v) liabilities that have not had, and would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.5. Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement and except for discussions, negotiations and activities related to this Agreement, (a) the Acquired Companies have conducted their businesses in the ordinary course consistent with past practice in all material respects and (b) there has not been any Company Material Adverse Effect.

Section 4.6. Intellectual Property Rights.

(a) Section 4.6(a) of the Company Disclosure Schedule sets forth a true and complete list of all Patents, registered Marks and applications therefor, registered Copyrights and domain name registrations (i) that are owned or purported to be owned (whether solely or jointly with others) by the Acquired Companies, (ii) that are exclusively licensed to the Company or its Subsidiaries or (iii) that are non-exclusively licensed to the Company or one of its Subsidiaries and for which the Company or one of its Subsidiaries controls prosecution or maintenance thereof ((i), (ii) and (iii) are collectively, the “Company Registered Intellectual Property”), indicating for each (as applicable) the name of the current legal (and if different, record) owner(s), the applicable jurisdiction(s), the application and registration date(s) and number(s) and the agreement under which the Company or one of its Subsidiaries receives its license thereunder (if applicable). The Company Registered Intellectual Property owned by the Acquired Companies, and, to the Knowledge of Company, all other Company Registered Intellectual Property, is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than Company Registered Intellectual Property that is denoted by a Governmental Entity as expired, lapsed or abandoned). All Company Registered Intellectual Property which has been issued, granted or registered is enforceable and, to the Knowledge of the Company, valid. All issuance, renewal, maintenance and other payments that have become due with respect to any Company Registered Intellectual Property have been timely paid in full and all documents and other material required to be filed with respect to the Company Registered Intellectual Property for the purposes of maintaining such Company Registered Intellectual Property (or updating the ownership records thereof) have been filed in a timely manner. Each of the Patents included in the Company Registered Intellectual Property properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or is pending, or, in the case of abandoned or expired Patents, was pending. With respect to each Patent included in the Company Registered Intellectual Property, the Company or one of its Subsidiaries, and to the Knowledge of the Company, the applicable licensors of the Patent to the Company or its Subsidiaries, have complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, including the duty of disclosure set forth at 37 C.F.R. Section 1.56 of U.S. patent Law.

(b) To the Knowledge of the Company, each current or former employee, contractor or consultant of Company or its Subsidiaries who has access to or proprietary knowledge of or information relating to material Trade Secret Rights of Company or its Subsidiaries has executed and delivered to Company or its Subsidiaries a written Contract restricting such Person’s right to use and disclose such knowledge or information of the Company or its Subsidiaries, including Trade Secret Rights.

(c) Except as otherwise indicated in Section 4.6(a) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all rights, title and interests in and to the Owned Company Intellectual Property (ii) the Company and each of its Subsidiaries either owns, has a binding and valid license or sublicense to, or otherwise has the valid right to use and practice, all Company Intellectual Property, (iii) to the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary for the conduct of the Acquired Companies’ business as currently contemplated to be conducted; and (iv) the Owned Company Intellectual Property, and to the Knowledge of Company, all other Company Intellectual Property, is free and clear of all Encumbrances (other than Permitted Encumbrances).

(d) To the Knowledge of the Company, the conduct of the business of Company or its Subsidiaries, as conducted since January 1, 2022, and as currently contemplated by the Company to be conducted, has not interfered with, infringed upon, misappropriated, diluted, or otherwise violated, and will not interfere with, infringe upon, misappropriate, dilute, or otherwise violate, the Intellectual Property of Third Parties. To the Knowledge of the Company, the use, practice and exploitation of any Company Product, product candidates and Company Intellectual Property as used, practiced and exploited by the Company and its Subsidiaries since January 1, 2022, and as currently contemplated by the Company to be used, practiced and exploited, has not interfered with, infringed upon, misappropriated, diluted or otherwise violated, and will not interfere with, infringe upon, misappropriate, dilute, or otherwise violate, the Intellectual Property of Third Parties. No claim or action alleging infringement, misappropriation, dilution, or other violation of any Intellectual Property of Third Parties is pending or, to the Knowledge of the Company, threatened against Company, its Subsidiaries or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its Subsidiaries with respect to such claim or action. Since January 1, 2022, neither the Company nor its Subsidiaries has received any written charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) from any Third Party alleging or threatening to allege that the operation of the business of the Acquired Companies as conducted since January 1, 2022, and as contemplated to be conducted, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated, and will not interfere with, infringe upon, misappropriate, dilute, or otherwise violate, the Intellectual Property of such Third Party (including any invitation to license, any claim that Company or its Subsidiaries must license, any claim that the Company must refrain from using any Intellectual Property or any claim that the Company must indemnify another Person with respect to any such Intellectual Property). To the Knowledge of the Company, there is no other assertion, threat, claim, complaint, or demand from any Third Party alleging that the operation of the business of the Acquired Companies, or any of the products or services of the Company or its Subsidiaries, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any Third Party (including any invitation to license, any claim that Company or its Subsidiaries must license, any claim that the Company must refrain from using Intellectual Property rights or any claim that the Company must indemnify another Person with respect to any such Intellectual Property).

(e) No settlements, injunctions, forbearances to sue or assert, consents, judgments, Orders or similar obligations to which the Company or its Subsidiaries is party: (i) restrict the use, transfer (but for clarity, other than Contracts that restrict the assignment or transfer of such Contract), exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of the Company, its Subsidiaries or any of its respective employees as presently conducted and as contemplated to be conducted; or (iii) grant Third Parties any material or exclusive rights (including field and territory-limited rights) under any Company Intellectual Property.

(f) To the Knowledge of the Company, since January 1, 2022, no Third Party has interfered with, infringed upon, misappropriated, diluted, violated, or asserted any competing claim of right to use or own any of the Company Intellectual Property. There is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or other proceeding pending, asserted or threatened in writing against the Company or its Subsidiaries concerning the validity, registrability, enforceability, patentability, inventorship, duration, scope, priority, ownership, use, right to use, or other challenge to any Company Intellectual Property or an exclusively licensed right to use any Company Intellectual Property except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Owned Company Intellectual Property. Since January 1, 2022, no Acquired Company nor any of its respective representatives have sent or otherwise made any communication to any Third Party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property.

(g) The Acquired Companies have taken commercially reasonable steps to protect, maintain and enforce the Company Intellectual Property (including the confidentiality and value of all material Trade Secret Rights) and protect and maintain other material confidential information owned, used or held in confidence by the Company or its Subsidiaries, including by (i) entering into Contracts that require employees, licensees, contractors, and other persons with access to Trade Secret Rights or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secret Rights, with terms sufficient to protect the rights of the Company and its Subsidiaries and (ii) as applicable, complying with any obligations under the Bayh-Dole Act or similar Laws.

(h) The Company and each of its Subsidiaries have (i) caused each Person who was or is involved in the creation or development of any Owned Company Intellectual Property as an employee of to the Company or such Subsidiary or as an contractor or consultant to execute a binding written Contract that includes provisions (including a present assignment of rights) sufficient to ensure that the Company or such Subsidiary is the exclusive owner of all rights, title and interest in and to any Intellectual Property created or developed by such Person within the scope of, or resulting from, their employment with the Company or such Subsidiary and, in the case of a contractor or consultant, from the services such contractor or consultant performed or performs for the Company or such Subsidiary. No current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any right, title, or interest in or to any Owned Company Intellectual Property created or developed by such employee, contractor or consultant during their employment or other engagement with the Company or such Subsidiary, and neither Company nor any of its Subsidiaries has received any notice or claim to the contrary.

(i) No funding, facilities, Intellectual Property, or personnel or other resources of any Governmental Entity or any university, college, research institute or other educational institution is or was being used to create any Owned Company Intellectual Property. No Third Party’s resources have been used in the conception, development or first actual reduction to practice of any solely owned Intellectual Property within the Owned Company Intellectual Property that would entitle a Third Party to any rights or any option to obtain rights in any such Owned Company Intellectual Property.

(j) Neither the Company nor any of its Subsidiaries has requested or received any written opinions from counsel with respect to the validity, invalidity, enforceability, unenforceability, non-infringement or infringement of any Company Intellectual Property.

(k) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Acquired Companies of their obligations hereunder conflicts or will conflict with, or alters or impairs or will alter or impair, any of the Acquired Companies’ rights in, to and under any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Company Intellectual Property or will alter any, or trigger any additional, royalties, license fees, honoraria or other payment obligations of the Company or any of its Subsidiaries.

(l) Section 4.6(l)(i) of the Company Disclosure Schedule sets forth a true and correct list of each Company Upstream License that includes an exclusive license to the licensor of the Intellectual Property to which the Company receives a license under such Company Upstream License, and, to the Knowledge of the Company, Section 4.6(l)(ii) of the Company Disclosure Schedule sets forth a true and correct list of all other Company Upstream Licenses. The Company has made available to Parent copies (which, to the Knowledge of the Company, are true and correct copies) of each Company Upstream License required to be set forth in Section 4.6(l) of the Company Disclosure Schedule.

(m) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.6 shall constitute the only representations and warranties by the Company with respect to Intellectual Property matters.

Section 4.7. Title to Assets; Real Property.

(a) The Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the material tangible assets reflected as owned, leased or used by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any Encumbrances (other than Permitted Encumbrances).

(b) None of the Acquired Companies owns any real property or interest therein, nor has ever owned any real property or interest therein. None of the Acquired Companies is party to an option or other agreement for the purchase of any real property or interest therein.

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Parent a correct and complete copy of each lease, sublease or other use or occupancy agreement with respect to each Leased Real Property (including all written and legally binding amendments/modifications, non-disturbance agreements and guaranties with respect thereto, each a “Lease”) and, as of the date hereof, each such Lease is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a breach or default under the provisions of any such Lease, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing. The Leased Real Property listed on Section 4.7(c) of the Company Disclosure Schedule constitutes all of the real property and improvements used and occupied by the Acquired Companies necessary to conduct the business of the Acquired Companies as is presently conducted. None of the Leased Real Property has been damaged by fire or other casualty event and not been restored.

(d) Section 4.7(d) of the Company Disclosure Schedule sets forth all subleases or licenses of the Leased Real Property wherein an Acquired Company is the sublandlord or licensor (including all written and legally binding amendments/modifications, non-disturbance agreements and guaranties with respect thereto, each a “Sublease”), and the Company has made available to Parent a correct and complete copy of each Sublease. The relevant Acquired Company has obtained consent from the relevant prime landlord for each Sublease to the extent required under the relevant Lease. Except for the Subleases, no portion of the Leased Real Property is subleased or licensed to a party other than the relevant Acquired Company and there are no parties in possession of the Leased Real Property. Each of the Subleases is in full force and effect is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. No Acquired Company has received notice that any other party to a Sublease intends to terminate such Sublease, and the Transactions do not give any other party to a Sublease a right to terminate such Sublease or exercise any right of first refusal regarding the Leased Real Property and no subtenant under a Sublease has a right to consent to the Transactions. No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a breach or default under the provisions of any Sublease, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 4.8. Material Contracts.

(a) As of the date of this Agreement, none of the Company, any of its Subsidiaries or their respective properties or other assets is a party to or bound by any Contract (other than Company Benefits Plans):

(i) pursuant to which the Company, any of its Subsidiaries or any other party thereto has continuing obligations, rights or interests and including annual payments made by the Company and its Subsidiaries of $500,000 or more;

(ii) relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research, development or commercialization, including: (A) material manufacture or supply services or material Contracts with contract research organizations for clinical trials related services; (B) material transfer Contracts for pre-clinical products or clinical products of Parent or any of its Subsidiaries with commercial, pharmaceutical or biotechnology companies; (C) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues or potential future milestone or other similar contingent payments related to any Company Product or product candidate of the Company or any of its Subsidiaries; and (D) Contracts pursuant to which the Company has minimum purchase obligations;

(iii) that contains any non-compete or exclusivity provision or limits, curtails or restricts the ability of the Company or any of its Subsidiaries (or which following the consummation of the Transactions would reasonably be expected to limit the ability of the Company or Parent) in a manner that is material to the business of the Company, or Parent, as applicable, and its or their Subsidiaries, taken as a whole, as currently conducted (A) to compete in any line of business, in any geographic area or with any person or (B) to sell to or purchase from any other Person or Entity;

(iv) that requires the Company, or any successor to, or acquirer of, the Company, to make any payment to another Person, or requires the consent of another Person, in each case in connection with a change of control of the Company or gives another Person a right to receive or elect to receive a change of control payment;

(v) that is a joint venture or partnership agreement or other similar agreement or arrangement;

(vi) for the acquisition, disposition or lease of material assets or businesses (whether by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2022;

(vii) that is a loan or credit agreement, indenture, note or other Contract or instrument relating to or evidencing indebtedness for borrowed money (including any guarantee thereto) or any Contract pursuant to which indebtedness for borrowed money may be incurred or guaranteed, including any Contract that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(viii) that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants an Encumbrance on any material property or asset of the Company or any of its Subsidiaries;

(ix) that is a Collective Bargaining Agreement;

(x) that contains any “standstill” or similar agreement to which Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(xi) that is a Contract granting an exclusive option to, a right of first refusal, right of first offer or first negotiation to any Third Party over any material assets of an Acquired Company;

(xii) that is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a Third Party which is conducting one or more clinical studies on behalf of the Company or its Subsidiaries and is reasonably expected to require payment of more than $500,000 within twelve (12) months prior to or after the date of this Agreement;

(xiii) involves the use or license by the Company or its Subsidiaries of any material Software used by the Company or its Subsidiaries in the business of Company as presently conducted (other than non-customized Software subject to shrink-wrap, click-wrap and off-the-shelf or commercially available Software), in each case involving annual payments of more than $200,000;

(xiv) that is (A) a Company Inbound License, (B) a Company Outbound License or (C) is a Contract under which the Company or its Subsidiaries is assigned or assigns, is provided or provides, receives, is conveyed or conveys, any right in any material Intellectual Property from or to any Third Party, including the receipt or grant of any option to acquire any of the foregoing rights;

(xv) that is a Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company or its Subsidiaries for research and development activities involving the creation of any material Intellectual Property or any other Contract with a Governmental Entity;

(xvi) that is a Lease;

(xvii) that is a Sublease; or

(xviii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

All Contracts, arrangements, commitments or understandings of the type described in this Section 4.8(a), whether or not set forth in Section 4.8(a) of the Company Disclosure Schedule or otherwise entered into prior to or after the date of this Agreement, shall be referred to as a “Material Contract.”

(b) Each of the Material Contracts is valid, binding and in full force and effect with respect to the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms by Company and its Subsidiaries party thereto (except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity). The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Material Contracts to which they are parties. To the Knowledge of the Company, each other party to a Material Contract has performed all material obligations required to be performed by it under such Material Contract. To the Knowledge of the Company, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof. To the Knowledge of the Company, each of the Company Upstream Licenses is valid, binding and in full force and effect with respect to all parties thereto in all material respects (except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity), and to the Knowledge of the Company, no party to any Company Upstream License has given the other party or parties thereto written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Upstream License. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default by the Company under any Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, or any violation or default by any party to any Company Upstream License of such Company Upstream License, except for violations or defaults that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.9. Regulatory Matters; Compliance.

(a) Each of the Acquired Companies is, and since January 1, 2022, has been, in material compliance with applicable Laws (including FDA Laws). Since January 1, 2022, no Acquired Company has received any written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration, including from the United States Food and Drug Administration (the “FDA”) or any other Governmental Entity, alleging potential or actual non-compliance by, or liability of, any Acquired Company under applicable Laws.

(b) The Acquired Companies hold such licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required under the FDA Laws for the conduct of the business of the Acquired Companies as currently conducted (collectively, the “Company FDA Permits”) and all such Company FDA Permits are in full force and effect. Since January 1, 2022, the Acquired Companies have fulfilled and performed all of their material obligations with respect to the Company FDA Permits, and to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company FDA Permit. Since January 1, 2022, the Acquired Companies have satisfied all applicable requirements under the Company FDA Permits or under the applicable FDA Laws to file, maintain, or furnish to the FDA or any comparable Governmental Entity material applications, reports, documents, claims, submissions, and notices, including all adverse event reports and clinicaltrials.gov registrations and reports, and all such filings were timely made and were complete and correct in all material respects (or were corrected in or supplemented by a subsequent filing). Since January 1, 2022, no Acquired Company has received any Form FDA 483, warning letter, untitled letter or other written correspondence or notice from the FDA or any comparable Governmental Entity alleging or asserting noncompliance with any Company FDA Permits or FDA Laws. No manufacturing site owned by any Acquired Company or, to the Knowledge of the Company, any of the Acquired Company’s contract manufacturers, is, or has been since January 1, 2022, subject to a material shutdown or import or export prohibition imposed by the FDA or another Governmental Entity.

(c) Since January 1, 2022, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Acquired Companies were and, if still pending, are being conducted in all material respects in accordance with all applicable FDA Laws, including FDA Laws relating to good clinical practices and good laboratory practices. Since January 1, 2022, no clinical studies conducted by or on behalf of the Acquired Companies have been placed on clinical hold, remain on clinical hold or have been terminated or suspended at the request of a Governmental Entity or institutional review board prior to completion, and neither the Company nor, to the Knowledge of the Company, any Governmental Entity or institutional review board is considering such action. Since January 1, 2022, none of the Acquired Companies have received any written notice or correspondence from the FDA, any comparable Governmental Entity, institutional review board or clinical investigator alleging any clinical studies conducted by or on behalf of the Acquired Companies are in violation of the FDA Laws. The representations and warranties set forth in this Section 4.9(c) are not made with respect to any conduct of Parent or any of Parent’s Affiliates.

(d) No Acquired Company nor, to the Knowledge of the Company, any of their officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Entity, or (iii) committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto. No Acquired Company nor, to the Knowledge of the Company, any of their officers, employees, or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar Law or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Law. No Acquired Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement, Orders or similar agreements with or imposed by the FDA or any comparable Governmental Entity.

(e) Since January 1, 2022, no Acquired Company has marketed, advertised, distributed, sold, or commercialized, or is currently marketing, distributing, selling, or otherwise commercializing, any products or product candidates.

(f) Since January 1, 2022, the Acquired Companies have been in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, to the Company’s Knowledge there are no claims, actions or proceedings pending, received by or threatened against the Company, its Subsidiaries or any of their respective officers, key employees or agents related to such Healthcare Laws.

(g) To the Knowledge of the Company, no Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(h) None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective officers, key employees or agents is debarred or excluded or has been convicted of or indicted for any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 42 U.S.C. § 1320a-7b . No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Acquired Companies or any of their respective officers, employees or agents.

(i) To the extent required by applicable Laws, all manufacturing operations conducted for the benefit of any Acquired Company with respect to any product candidate being used in human clinical trials have been conducted in accordance with all applicable FDA Laws, including FDA Laws relating to good manufacturing practice. The representations and warranties set forth in this Section 4.9(i) are not made with respect to any conduct of Parent or any of Parent’s Affiliates.

Section 4.10. Legal Proceedings; Orders.

(a) There are no material Legal Proceedings pending (or, to the Knowledge of the Company, threatened in writing) against the Acquired Companies or concerning the assets of the Acquired Companies.

(b) None of the Acquired Companies is subject to any outstanding Order under which any of them is subject to ongoing material obligations.

(c) There is no material investigation by any Governmental Entity pending, or to the Knowledge of the Company, threatened in writing with respect to the Acquired Companies.

Section 4.11. Tax Matters.

(a) The Acquired Companies have (i) prepared and timely filed (taking into account any validly obtained extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects, and (ii) paid all Taxes that are due and owing by each of them whether or not shown on any of their Tax Returns. The unpaid Taxes of each of the Acquired Companies (A) did not, as of the date of their most recent consolidated financial statements, exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (B) shall not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, and its applicable Subsidiaries in filing its Tax Returns.

(b) Since December 31, 2023, the Acquired Companies have not (i) incurred any material liability for Taxes other than in the ordinary course of business or (ii) taken any action that may result in material amounts of Tax or increase the excise Tax base materially as described in Section 4501 of the Code, Notice 2023-2 and any subsequent guidance implementing the foregoing.

(c) The Acquired Companies:

(i) have withheld and collected and have paid over to the proper Governmental Entity all material Taxes and other assessments and levies which each of them was or is required to withhold or collect, and have materially complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes, in each case, with respect to amounts owing to any employee, independent contractor, stockholder, creditor or Third Party within the time and in the manner prescribed by Law;

(ii) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

(iii) have no pending or threatened audits, examinations, investigations, litigations, or assessments (or other similar proceedings initiated by a Governmental Entity) in respect of material amount of Taxes or material Tax matters to which any of them is a party;

(iv) are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it may (or may have basis to) have any material obligation to make any payments for Taxes of any Person (other than the Company or any of its Subsidiaries) after the Effective Time and have no material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(v) have no Encumbrances for any material amount of Taxes upon any of their property or assets, other than Permitted Encumbrances described in clause (ii) of the definition thereof;

(vi) have not entered into any “closing agreement” under section 7121 of the Code, or other similar agreement with a Governmental Entity in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of any Acquired Company is currently pending with any Governmental Entity, and no such ruling, relief or advice has even been obtained; and

(vii) do not participate and have not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d) Since January 1, 2022, none of the Acquired Companies has distributed shares, stock, membership interests or other form of equity ownership interest of another Person, nor has any Acquired Company had its shares, stock, membership interests or other form of equity ownership interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, and nor has any Acquired Company had property or cash in respect of its shares, stock, membership interests or other form of equity ownership distributed in redemption thereof or otherwise.

(e) None of the Acquired Companies has received written notice of any claim from a Governmental Entity in a jurisdiction in which such Acquired Company does not file Tax Returns stating that such Acquired Company is or may be subject to Taxes in such jurisdiction.

(f) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing Date; or (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Code Sections 455 or 456, Treasury Regulations Sections 1.451-3 and 1.451-8) received on or prior to the Closing Date.

(g) None of the Acquired Companies (i) is or owns any stock or other ownership interests in (A) a corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code, (B) a controlled foreign corporation within the meaning of Section 957 of the Code or (C) a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law relating to Tax) or (ii) is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law relating to Tax).

(h) The Acquired Companies are in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Acquired Company.

(i) The Acquired Companies have complied in all material respects with the requirements for all applicable Tax holidays and similar Tax benefits.

(j) None of the Acquired Companies has availed itself of any provisions of COVID Relief Programs with respect to Taxes, including Tax credits and Tax deferrals.

(k) None of the Acquired Companies has, or has ever had, a permanent establishment (within the meaning of any applicable Tax treaty), a fixed place of business, a branch or any other similar business arrangement in any country other than the country of its organization, and none of the Acquired Companies is, or has ever been, subject to income or other material Taxes in a jurisdiction outside the country of its organization.

(l) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against any of the Acquired Companies that remains unresolved or unpaid.

(m) There was no agreement, understanding, or arrangement regarding the Offer, the Merger or a similar transaction at the time of the Distribution, and there was no agreement, understanding, arrangement, or substantial negotiations concerning the Offer, the Merger or a similar transaction within one year after the Distribution, in each case, (i) by one or more officers or directors acting on behalf of the Company, any controlling stockholder of the Company, or another Person or Persons with the implicit or explicit permission of one or more of such officers, directors, or controlling stockholders, with (ii) any Person (in each case for purposes of this representation, within the meaning of Treasury Regulations Section 1.355-7).

Section 4.12. Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent a true and complete copy thereof (or, with respect to any Company Benefit Plan not in writing, a description of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter, if any, received from the IRS, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and any subsequent summaries of material modifications, (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material non-routine correspondence with any Governmental Entity since January 1, 2022.

(c) Each Company Benefit Plan and trust that is intended to be qualified under Section 401(a) of the Code is covered by a currently effective, favorable determination letter, or is established on a pre-approved form of plan document that is covered by a favorable advisory or opinion letter, and, to the Knowledge of the Company, (i) no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Entity, and (ii) no circumstances exist that could reasonably be expected to adversely affect such qualified status under Section 401(a) of the Code.

(d) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has ever sponsored, maintained or contributed (or been required to contribute) to, or otherwise has ever had any liability in respect of (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(e) Each Company Benefit Plan has been established, operated, administered, and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws, including ERISA and the Code. There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that would result in material liability to the Company or any of its Subsidiaries.

(f) Other than (i) pursuant to the terms of the employment agreements set forth in Section 4.12(f) of the Company Disclosure Schedule and (ii) individual consulting agreements that can be terminated without penalty or further payment on not more than sixty (60) days’ notice, each Company Benefit Plan and each Contract relating to a Company Benefit Plan may be terminated as of or after the Closing without resulting in any material liability to any member of the Company, Parent or any of their respective affiliates for any additional contributions, penalties, premiums, fees, fines, excise Taxes, or any other additional charges or liabilities (other than administration expenses in the ordinary course of business consistent with past practice).

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for any retired, former or current employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) except coverage or benefits as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or any other applicable Laws or for a limited period of time (not exceeding two years) following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof.

(h) Except as set forth in Section 4.12(h) of the of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or together with a termination of employment or other event), (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries to severance pay, termination pay or any other payment or benefit under any Company Benefit Plan, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation (including equity or equity based compensation) or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan, (iii) result in any forgiveness of indebtedness of any current or former employee, director, officer, or other individual service provider of the Company, (iv) result in the payment or provision of an “excess parachute payment” (as defined in Section 280G of the Code) to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its Subsidiaries, or (v) restrict the ability of the Company or any of its Subsidiaries to merge, amend, or terminate any Company Benefit Plan. No Company Benefit Plan or other agreement or arrangement with any current or former employee or other service provider of the Acquired Companies provides for a “gross-up”, make-whole, indemnification, reimbursement, or similar payment in respect of any Taxes, including those that may become payable under Section 409A or Section 4999 of the Code.

(i) No Legal Proceedings are pending, or to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, other than routine claims for benefits in the ordinary course. No Company Benefit Plan is or, since January 1, 2022, has been, the subject of an investigation, examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(j) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is, has been or would reasonably be expected to be subject to any additional Taxes, interest or penalties under Section 409A of the Code.

Section 4.13. Employment Matters.

(a) The Company has made available to Parent a true and complete list of each current employee of the Acquired Companies, and any future employee for whom any of the Acquired Companies has made an offer of employment, including for each such employee: (i) name, (ii) job title, (iii) job level, (iv) date of hire or expected start date, (v) work location, (vi) annual base salary or wages, (vii) annual target incentive or bonus compensation for the current fiscal year (or other applicable bonus period), (viii) classification as exempt or non-exempt under the Fair Labor Standards Act, (ix) immigration status (whether on a visa), and (x) employing entity. To the Knowledge of the Company, no current employee of the Acquired Companies is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way materially adversely affects or restricts the performance of such employee’s duties for the Acquired Companies. No current employee of the Acquired Companies has a principal place of employment outside the United States, or, to the Knowledge of the Company, is subject to the labor and employment Laws of any country other than the United States.

(b) No management-level employee or officer of the Acquired Companies, (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed specific plans to terminate employment with the Acquired Companies within the twelve (12) month period following the date hereof, (ii) is employed under a nonimmigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault or sexual or other unlawful discrimination allegations during his or her tenure at the Acquired Companies. Neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual assault or sexual or other unlawful discrimination.

(c) None of the Acquired Companies is a party to or is bound by, or is currently negotiating any collective bargaining agreement, labor-related agreement, or other Contract (a “Collective Bargaining Agreement”) with any labor union, works council, trade union or other employee representative body (a “Union”). None of the Acquired Companies is the subject of an action asserting that any Acquired Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or any equivalent act in any applicable jurisdiction outside of the United States, and there have been no such actions in the past four (4) years. For the last four (4) years, no Union or group of Acquired Company employees has made a pending demand for recognition or certification, and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board, any equivalent governing body in any applicable jurisdiction outside of the United States, or any other Governmental Entity. To the Knowledge of the Company, for the past four (4) years, there have been no Union organizing activities with respect to any employees of the Acquired Companies. There is no, and for the past four (4) years there has not been, any work slowdown, lockout, work stoppage, handbilling, picketing, strike, or other material labor dispute or disruptions or collective labor action involving the Acquired Companies pending or, to the Knowledge of the Company, threatened. No notice, consent or consultation obligations with respect to any employees of any Acquired Company, or any Union, shall be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(d) The Acquired Companies are, and for the last four (4) years have been, in material compliance with all applicable Laws and Contracts, relating to employment, employment practices and labor, including compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, the termination of employment, the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as independent contractors or employees, unemployment insurance, collective dismissals, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened between any of the Acquired Companies, on the one hand, and any of their current or former employees or independent contractors, on the other hand. No review, complaint or Legal Proceeding by any Governmental Entity or any current or former employee or independent contractor with respect to any of the Acquired Companies in relation to the employment or engagement of any individual is pending or, to the Knowledge of the Company, threatened, nor have any of the Acquired Companies received any notice from any Governmental Entity indicating an intention to conduct the same in the future.

Section 4.14. Environmental Matters(a) . Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Acquired Companies is, and has been since January 1, 2022, in compliance with all applicable Environmental Laws, possesses all Environmental Permits, and is and has been since January 1, 2022, in compliance with all such Environmental Permits; (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Acquired Companies; and (iii) to the Knowledge of the Company, none of the Acquired Companies has released any Hazardous Materials at, on, under or from any property currently or formerly owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in liability to any Acquired Company under Environmental Law.

Section 4.15. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid; (b) none of the Acquired Companies is in breach of or default under any of such insurance policies; and (c) since January 1, 2022, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16. Privacy and Data Security. Since January 1, 2022, each of the Acquired Companies has complied with all applicable Privacy Laws regarding data subjects that interact with any of the Acquired Companies in connection with the operation of the Acquired Companies’ business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have complied with each of their respective written and published policies concerning the privacy of Personal Information (the “Privacy Policies”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, the Company has not received written notice of any claims against the Acquired Companies by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

Section 4.17. Anti-Corruption Laws. Since January 1, 2022, none of the Acquired Companies nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of its employees or agents, in each case while acting for and on behalf of the Acquired Companies, have: (a) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the unlawful purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Acquired Companies or any of its controlled Affiliates in obtaining or retaining business for or with, or directing business to, any Person; or (b) made, offered, or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds, or anything else of value, in violation of any applicable Law relating to corruption, bribery, fraud or improper payments. The Company has maintained systems of internal controls that promote compliance with the FCPA. None of the Acquired Companies nor any of its officers or directors, nor, to the Knowledge of the Company, any of its employees or agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other applicable anti-corruption Law.

Section 4.18. Trade Control Laws. Since January 1, 2022, the Acquired Companies have been in material compliance with all applicable import, export control, and economic and trade sanctions Laws and Orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (a) the import, export, and reexport of products, services, Software and technologies and (b) releases of technologies and Software to foreign nationals, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19. Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are fair to in the best interests of the Company and its stockholders, (c) determined that the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent (except for in connection with a Change in Recommendation permitted in accordance with this Agreement). Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.4, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.20. Suppliers. Section 4.20 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers (by cost) of the businesses of the Company and its Subsidiaries during the twelve (12) months ended December 31, 2024. As of the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, overtly threatened to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or its Subsidiaries.

Section 4.21. No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, no stockholder votes or consents by the Company’s stockholders or any holder of Company Common Stock, Company Pre-Funded Warrants, Company Options, Company RSU Awards or any other securities of the Company, are needed to authorize this Agreement or to consummate the Transactions.

Section 4.22. Non-Contravention; Consents. Except, in the case of the following clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, and subject to receipt or delivery of the consents, approvals, waivers and/or notifications contemplated in Section 4.22 of the Company Disclosure Schedule, the acquisition of shares of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation or breach of, or contravene or conflict with, any of the provisions of the Organizational Documents of any Acquired Company; (b) conflict with or result in a violation or breach of any applicable judgment, ruling, order, writ, injunction or decree of any Governmental Entity or any provision of any Law; or (c) cause a default, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit of any Acquired Company, or require consent under or give rise to an obligation to provide notice under, any Material Contract or Leased Real Property. Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state, federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay the Company’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

Section 4.23. Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock and such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent, for informational purposes only on a non-reliance basis by Parent or Merger Sub, promptly after the execution and delivery of this Agreement by each of the parties hereto (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Section 4.24. Brokers. No broker, finder, investment banker or similar advisor (other than Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of any Acquired Company.

Section 4.25. Section 203 of the DGCL. Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, the Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby or thereby.

Section 4.26. Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1. Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has necessary corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2. Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Order to which Parent or Merger Sub is subject that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, threatened, other than any investigation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3. Authority; Binding Nature of Agreement.

(a) Parent has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, prior to the execution of this Agreement, the Board of Directors of Parent (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Merger Sub is a newly formed, wholly owned Subsidiary of Parent and has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.4. Non-Contravention; Consents. Except for violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub; or (c) cause a default on the part of Parent or Merger Sub under any Contract. Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq or another applicable exchange or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5. Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the three (3) years preceding the date hereof, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6. Financing.

(a) Parent has and will have at all times required by this Agreement (including the Acceptance Time and the Closing), and will cause Merger Sub to have at all times required by this Agreement (including the Acceptance Time and the Closing), sufficient funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Closing, to make all payments required pursuant to Section 3.7 and Section 3.8, and to make all other payments to be made by Parent and Merger Sub or any of their respective Affiliates pursuant to this Agreement and any expenses incurred by Parent or Merger Sub in connection with the Transactions.

(b) Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing (including any debt financing) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7. Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.8. Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.9. Brokers. No broker, finder, investment banker or similar advisor is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Acquired Companies could be liable.

Section 5.10. Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of the Company.

(a) During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required or expressly provided for by this Agreement, (iv) as required by applicable Law or Order, or (v) as required by the rules or regulations of Nasdaq, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve substantially intact its business organization and material business relationships, to preserve existing relationships with employees, Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors and other Persons with whom the Company and its Subsidiaries have material business relationships.

(b) During the period from the date hereof through the earlier of the Effective Time and the date of termination of this Agreement, and notwithstanding Section 6.1(a), except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required or expressly provided for by this Agreement, including any actions taken to effectuate the treatment of the Company Compensatory Awards and the ESPP pursuant to Section 3.7, (iv) as required by applicable Law or Order, (v) as required by the rules or regulations of Nasdaq, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) amend the Company Certificate of Incorporation or the Company Bylaws, or amend any Organizational Documents of the Company’s Subsidiaries;

(ii) (A) establish a record date (other than in connection with an annual meeting) for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting or registration of, any capital stock or other equity or voting interests of any Acquired Company, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any capital stock or other equity or voting interests of the Acquired Companies, or (C) purchase, redeem or otherwise acquire, or offer to do the foregoing with respect to any securities of any Acquired Company securities, except (x) as required pursuant to the terms of the Company Pre-Funded Warrants, Company Compensatory Awards or Company ESPP or (y) the net settlement of Company Pre-Funded Warrants or Company Compensatory Awards or acquisitions of shares of Company Common Stock by the Company, in each case, in satisfaction by holders of Company Pre-Funded Warrants or Company Compensatory Awards of the applicable exercise price or withholding Taxes;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable Law) or dispose of any securities of any Acquired Company, other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Pre-Funded Warrants that are outstanding on the date hereof, in accordance with the terms of the Company Pre-Funded Warrants as in effect on the date hereof, (2) the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of such Company Compensatory Award, or (3) the issuance of shares of Company Common Stock pursuant to purchase rights under the Company ESPP, or (B) amend any term of any security of the Acquired Companies other than as permitted by this Agreement or in existing agreements or as listed in Section 6.1(b)(iii)(B) of the Company Disclosure Schedule;

(iv) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(v) (A) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to any Acquired Company’s current or former directors, officers, employees or other individual service providers, (B) enter into any employment, consulting, change in control, severance or similar agreement, (C) accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any Company Benefit Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Company Benefit Plan if it were in existence on the date hereof), (D) grant any equity or equity-based awards, (E) commence any Offering (as defined in the Company ESPP) under the Company ESPP, (F) establish, adopt or enter into any plan, agreement or arrangement for the purpose of, or otherwise commit to, grossing up or indemnifying, or otherwise reimbursing any current or former employee or other service provider for any Tax, including under Section 409A or Section 4999 of the Code, (G) hire any employee or individual service provider, (H) terminate the employment of any employee (at the level of direct report to Vice President or higher) other than for cause, or (I) enter into, modify, or terminate any Collective Bargaining Agreement;

(vi) adopt, terminate or amend any Company Benefit Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Company Benefit Plan if it were in existence on the date hereof);

(vii) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business that involves a purchase price of not more than $250,000 in the aggregate;

(viii) form any Subsidiary or enter into any joint venture or partnership;

(ix) sell, lease, license, sublicense, pledge, assign, transfer, subject to any Encumbrance (other than a Permitted Encumbrance), abandon, permit to lapse, or otherwise dispose of or grant any other right or immunity (including any option, right of first or last refusal/offer or other preferential right or covenant not to sue) with respect to any material Company Intellectual Property, except (A) pursuant to Contracts or commitments existing as of the date hereof and made available to Parent or (B) non-exclusive, limited, ordinary course of business licenses of Intellectual Property assets to customers, contractors, partners, academic partners or suppliers, that are entered into in the ordinary course of business consistent with past practice and where the grants of right to use any Intellectual Property are incidental, and not material to, any performance under the relevant Contract;

(x) sell, lease, license, sublicense, pledge, assign, transfer, subject to any Encumbrance (other than a Permitted Encumbrance), abandon, or otherwise dispose of or grant any other right with respect to material assets or material properties (other than with respect to Company Intellectual Property, but subject to Section 6.1(b)(ix)), except (A) pursuant to Contracts or commitments existing as of the date hereof and made available to Parent, (B) sales of obsolete or worn out inventory or equipment that are no longer used or useful to the Company in the ordinary course of business consistent with past practice and (C) sales of the Company Product in the ordinary course of business consistent with past practice;

(xi) (A) fail to diligently prosecute any material Patent application or to maintain any issued Patent, in each case, owned by any Acquired Company as to which any Acquired Company controls the prosecution or maintenance or fail to diligently prosecute or maintain any material Company Intellectual Property as to which any Acquired Company controls the prosecution or maintenance, as applicable; (B) fail to renew (to the extent renewable at the option of any of the Acquired Companies) or to terminate any Contract under which material Company Intellectual Property is licensed to any Acquired Company; or (C) disclose to any Third Party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any Trade Secret Rights of any Acquired Company that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or any of its Subsidiaries or in connection with any required regulatory filing;

(xii) change any of the accounting methods used by the Company affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(xiii) (A) except for intercompany loans between the Company and any of its wholly owned Subsidiaries or between any wholly owned Subsidiaries of the Company, incur or assume any indebtedness for borrowed money (other than short term borrowings incurred in the ordinary course of business), or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for indebtedness for borrowed money of any other Person (other than any other Acquired Company);

(xiv) enter into, modify in any material respect, amend in any material respect, waive, release or assign any material right or claim under, or voluntarily terminate any Material Contract or enter into any Contract that would constitute a Material Contract if it were entered into prior to the date of this Agreement;

(xv) incur any capital expenditures in an amount in excess of $500,000 in the aggregate;

(xvi) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee, service provider or contractor;

(xvii) (A) make (except any such election customarily made with filing a Tax Return and the making of which is consistent with the past practices of the Acquired Companies), revoke or change any material Tax election, (B) change any annual Tax accounting period, (C) change any method of Tax accounting, (D) make a request for a Tax ruling or enter into any closing agreement with a taxing authority with respect to material Taxes, (E) settle or surrender any claim, deficiency, litigation, assessment, or administrative or court proceeding in respect of material Taxes, (F) amend, modify or otherwise change any filed income or other material Tax Return or file any income Tax or other material Tax Return outside of ordinary course of business, (G) enter into any Tax Sharing Agreement, (H) file any claim for a refund of material Taxes or surrender or allow to expire any right to claim a refund of material Taxes, or (I) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xviii) settle any Legal Proceeding other than a settlement solely for monetary damages of no more than $50,000 individually or $200,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Acquired Companies) and that do not (A) include any other non-monetary obligation to be performed by, or limitation upon, the Company or any of the Company’s Subsidiaries, Parent, Merger Sub or their Affiliates that is, individually or in the aggregate, material to the Company, any of the Company’s Subsidiaries, Parent, Merger Sub or their Affiliates or (B) result in any imposition of equitable relief on, or the admission of wrongdoing by, any Acquired Company; provided that the settlement, release, waiver or compromise of any Transaction Litigation shall be subject to Section 6.11;

(xix) adopt or implement any stockholder rights plan (or similar plan commonly referred to as a “poison pill”);

(xx) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP;

(xxi) fail to keep in full force and effect the insurance policies of the Acquired Companies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Acquired Companies as are currently in effect;

(xxii) commence any pre-clinical or clinical development, study, trial or test with respect to any product or product candidate; or

(xxiii) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies in the ordinary course of business.

Section 6.2. No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall not authorize or permit its or their other representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any Person becoming an “interested stockholder” for purposes of Section 203 of the DGCL);

(ii) furnish any non-public information regarding any Acquired Company, or afford access to the business, properties, assets, or books or records of any Acquired Company to any Person for the purpose of facilitating or encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) engage or otherwise participate in discussions or negotiations with any Third Party with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) amend, fail to enforce, or grant any waiver or release under or with respect to any standstill provision or similar agreement; provided that if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that failing to take any such actions with respect to any standstill or similar agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law, the Company may then take such action, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 6.2;

(v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract (other than pursuant to Section 2.3(d) or an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2) relating to an Acquisition Proposal or Acquisition Inquiry; or

(vi) authorize, commit or agree to do any of the foregoing.

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Expiration Time, the Company and its Subsidiaries and representatives may, in response to an unsolicited bona fide written Acquisition Proposal first made after the date of this Agreement and that did not result from a breach of Section 2.3 or this Section 6.2, engage in any such discussions or negotiations with, and provide any such information or access to, any Third Party (and its representatives and financing sources) in response to such bona fide written Acquisition Proposal if: (A) prior to providing any non-public information regarding any Acquired Company to any Third Party in response to an Acquisition Proposal, the Company enters into (or there is then in effect) an Acceptable Confidentiality Agreement with such Third Party; and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b) Promptly following execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to and shall use its reasonable best efforts to cause its and their other representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party or its representatives relating to any Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.2 or Section 2.3(d). The Company shall direct any Third Party and its representatives in possession of non-public information heretofore furnished to such Person by or on behalf of the Company in connection with an Acquisition Proposal to return or destroy all such information previously furnished in the twelve (12) months prior to the date of this Agreement as promptly as practicable. The Company shall immediately terminate all physical and electronic “data room” or similar access previously granted to any such Persons.

(c) Except to the extent that the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, if the Company receives an Acquisition Proposal after the date hereof, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the material terms and conditions thereof, the identity of the Person or group of Persons making such Acquisition Proposal, and complete copies of documents or draft agreements evidencing or delivered in connection with such Acquisition Proposal), and shall thereafter keep Parent reasonably informed of any material change or material developments with respect to the terms of such Acquisition Proposal (and in no event later than twenty-four (24) hours after such material change or material development to the terms of such Acquisition Proposal).

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication); provided that any such disclosure does not contain a Change in Recommendation; (ii) making any disclosure to the Company’s stockholders that is required to be made by the Company under applicable Laws; or (iii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2 or, to clarify the terms and conditions of an Acquisition Inquiry solely to the extent necessary to determine whether such Acquisition Inquiry constitutes or would reasonably be expected to result in an Acquisition Proposal; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(d).

(e) Any action by any director, officer, employee or representative of any Acquired Company which, if taken by the Company, would constitute a breach of this Section 6.2 or of Section 2.3(c) or Section 2.3(d) shall be deemed to be a breach by the Company of this Section 6.2 or of Section 2.3(c) or Section 2.3(d), as the case may be.

Section 6.3. Filings; Further Actions; Reasonable Best Efforts.

(a) Each of the Company, Parent and Merger Sub (and their respective Affiliates, if applicable) shall: (i) as promptly as practicable (and in no event later than the date that is thirty (30) Business Days after the date hereof, unless otherwise agreed by the parties hereto) make and effect all filings required to be made or effected by it or otherwise advisable pursuant to the HSR Act or other applicable Antitrust Law with respect to the Transactions; (ii) use commercially reasonable efforts to obtain all other consents and approvals required from, and the giving of all required notices to, Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the Transactions as promptly as practicable after the date hereof; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly use its reasonable best efforts to provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) shall use its reasonable best efforts to promptly take, and cause its Subsidiaries or Affiliates to take, all actions and steps necessary or advisable to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition, antitrust or investment authority or any other Governmental Entity in connection with the Transactions as soon as possible, but in any event such that the Transactions may duly be consummated on or before the End Date.

(b) Notwithstanding the foregoing or any other provision in this Agreement, in no event shall Parent or Merger Sub, or any of their respective Affiliates, be required to offer, accept or agree to, and the Company shall not, and shall cause its Affiliates to not, without Parent’s prior written consent, offer, accept, agree or take any action, to (i) sell, divest, license, lease, transfer, encumber, hold separate or otherwise dispose of any asset, product line, operation, interest or business of Parent, Merger Sub, or any of their Subsidiaries or, to the extent such transaction is contemporaneous with or subsequent to the Effective Time, of the Acquired Companies, (ii) terminate, relinquish, modify, transfer, assign, restructure, or waive existing Contracts, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company, or their respective Subsidiaries or Affiliates, (iii) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (iv) cause Parent or any of its Subsidiaries to divest any shares of Company Common Stock, (v) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (vi) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity (including any requirement to obtain the prior approval of or to provide prior notice to the U.S. Federal Trade Commission, U.S. Department of Justice, or other Governmental Entity before entering into any acquisition, Contract, or other transaction), creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub or the Company or their respective Subsidiaries or Affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing. Nothing in this Agreement shall require any of the Acquired Companies to enter into any agreement or consent decree with any Governmental Entity that is not conditioned upon the Closing.

(c) Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will use reasonable best efforts to permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(d) Subject to Section 6.3(a) and Section 6.3(b), in the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall use reasonable best efforts to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

Section 6.4. Access; Confidentiality.

(a) Upon reasonable advance written notice, the Company shall afford Parent’s representatives reasonable access, during normal business hours between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, to the Acquired Companies’ (i) officers, employees and other personnel, (ii) assets and (iii) books and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent: (A) such disclosure in the reasonable judgment of the Company (after consultation with outside counsel) would: (1) result in the disclosure of any trade secrets of Third Parties; (2) violate any contractual obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (3) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (4) violate any Law (provided that in the event that the Company does not provide access or information in reliance on the foregoing clauses (1) through (4), it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive any privilege); or (5) materially and adversely interfere with the conduct of the Acquired Companies’ business; or (B) any such information is included in the minutes of the meetings of the Board of Directors or its committees to the extent related to the discussion by the Company Board or any applicable committee of the Transactions or an Acquisition Proposal (including any presentations or other materials prepared by or for the Company Board, whether in connection with a specific meeting, or otherwise relating to such subject matter); provided, further, that any such access shall be afforded and any such information shall be furnished solely at Parent’s reasonable expense. Any access to the properties of the Acquired Companies will not include the right to perform invasive testing. Nothing in this Section 6.4 shall be construed to require any Acquired Company to prepare any financial statements or financial projections that are not readily available or prepared by the Acquired Companies in the ordinary course of business. No investigation pursuant to this Section 6.4(a) shall affect any representation or warranty in this Agreement of any party hereto or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement. All requests for access pursuant to this Section 6.4(a) must be directed to the General Counsel of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, patient, customer, vendor, research organization, manufacturer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating; provided that the foregoing shall not prohibit or otherwise restrict contacts with any such Person in the ordinary course of business and not related to the Transactions.

(b) Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement in accordance with its terms. All information provided by or on behalf of the Acquired Companies pursuant to this Agreement or obtained by Parent and its representatives pursuant to Section 6.4(a) shall be treated in accordance with the provisions of the Confidentiality Agreement.

Section 6.5. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6. Publicity. The initial press release relating to this Agreement by the Company shall be substantially in the form of Exhibit D. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that (a) a party hereto may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules or requirements of Nasdaq or the New York Stock Exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, and (b) subject to compliance by the Company with Section 2.3(c), Section 2.3(d) and Section 6.2, the Company shall not be obligated to engage in such consultation with respect to communications that are related to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.7. Employee Benefits.

(a) For a period of twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who continues employment with Parent, the Surviving Corporation, or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable), and (B) target annual cash incentive compensation opportunity that, in the aggregate, are no less favorable to those provided to each such Continuing Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation, retention or change in control-related compensation or benefits, severance, long-term incentive or nonqualified deferred compensation and employee stock purchase plans) that are substantially comparable in the aggregate to those provided to either, in the discretion of Parent, (A) each such Continuing Employee as of immediately prior to the Effective Time under the Company Benefit Plans set forth on Section 4.12(a) of the Company Disclosure Schedule, or (B) similarly-situated employees of Parent, and (iii) severance and outplacement benefits equal to the benefits described in Section 6.7(a) of the Company Disclosure Schedule.

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, ensure that, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, and, with respect to Parent’s or the Surviving Corporation’s vacation and severance benefit arrangements, level of benefits, for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees may become participants to the extent that such service was recognized under a similar Company Benefit Plan; provided, however, that the foregoing shall not apply with respect to eligibility for any defined benefit pension plan or any post-employment welfare benefits or benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(c) From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.7(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d) Unless otherwise requested by Parent at least five (5) days prior to the Closing Date, the Company shall, no later than one (1) Business Day prior to the Closing Date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to terminate the Company’s 401(k) plan, with such termination to be effective no later than the Business Day immediately prior to the Closing Date; provided that such cessation of contributions and termination may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed consent or resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to its adoption or execution.

(e) Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any Acquired Company from amending or terminating any benefit plan in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 6.8. Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company, including the treatment of Company Compensatory Awards in accordance with the terms set forth in this Agreement, to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9. Director and Officer Indemnification, Exculpation and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance in respect of any acts, errors, omissions, facts or events occurring on or before the Effective Time, including in respect of this Agreement and the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the date of this Agreement for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. Prior to the Closing, the Company shall use reasonable best efforts to purchase and obtain prepaid “tail” or “runoff” policies providing such persons currently covered by such policies with coverage for an aggregate period of six (6) years from and after the Effective Time with respect to claims arising from any acts, errors, omissions, facts or events that occurred on or before the Effective Time (including matters that continue after the Effective Time that are interrelated to claims arising on or before the Effective Time), including in respect of this Agreement and the Transactions, it being understood that the provisions of the immediately preceding sentence shall be deemed to have been satisfied if such “tail” or “runoff” policies shall have been so obtained by the Company or otherwise by Parent or the Surviving Corporation; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. Nothing in this Agreement shall restrict the Company from obtaining such policies in accordance with this Section 6.9(a). If any such prepaid policies described in this Section 6.9(a) have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) For a period of six (6) years from and after the Effective Time, each of Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such advances if it is ultimately determined that such Indemnified Party was not entitled to indemnification, which undertaking shall be unsecured and shall be made without reference to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification, and no other form of undertaking shall be required), judgments, damages, losses, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil, administrative, investigative or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness and regardless of whether such Legal Proceeding is brought before, at or after the Effective Time) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened (including any Indemnified Party Proceeding relating in whole or in part to this Agreement and the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company to provide for indemnification, advancement of expenses and exculpation from liabilities for acts, errors, omissions, facts or events occurring at or prior to the Effective Time, including with respect to this Agreement and the Transactions (and whether asserted or claimed prior to, at or after the Effective Time), in each case pursuant to: (x) each indemnification agreement in effect as of the date hereof between any Acquired Company and any Indemnified Party; and (y) the applicable provisions set forth in the Organizational Documents of any Acquired Company as in effect as of the date hereof. The Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made pursuant to this Section 6.9 within such period shall continue until the final disposition of such claim.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, exculpation, advancement or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.9).

Section 6.10. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11. Transaction Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in (and consult with its counsel regarding) the defense, prosecution, settlement or compromise of, any Transaction Litigation and shall keep Parent reasonably and promptly informed regarding such Transaction Litigation; provided, however, that the Company shall control such defense and this Section 6.11 shall not give Parent the right to direct such defense. The Company shall keep Parent reasonably apprised on a reasonably prompt basis of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. No Acquired Company shall settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend such Indemnified Parties in connection with any Transaction Litigation.

Section 6.12. Delisting of Company Common Stock. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq cause the Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

Section 6.13. Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws or regulations may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any such Laws on any of the Transactions.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1. Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

Section 7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent and applicable jurisdiction and remain in effect, and there shall not be any Law enacted by any Governmental Entity of competent jurisdiction that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time;

(b) by either Parent or the Company, upon written notice to the other party, if the Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on September 10, 2025 (as such date may be extended pursuant to this Agreement, the “End Date”); provided that (i) if on such date any of the Offer Conditions set forth in clauses (b) or (d) (solely as it relates to any Antitrust Laws) of Annex I have not been satisfied or, to the extent permissible, waived on or prior to the End Date, and all other Offer Conditions have been satisfied (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time (so long as such conditions are reasonably capable of being satisfied if Acceptance Time were to occur on the initial End Date)) or, to the extent permissible, waived, then the End Date may be extended to (and including) 5:00 p.m. Eastern Time on December 10, 2025 by either the Company or Parent, by delivery of written notice to the other party at or prior to 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the initial End Date and (ii) if on such date as extended pursuant to the foregoing clause (i) any of the Offer Conditions set forth in clauses (b) or (d) (solely as it relates to any Antitrust Laws) of Annex I have not been satisfied or, to the extent permissible, waived on or prior to the End Date, and all other Offer Conditions have been satisfied (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time (so long as such conditions are reasonably capable of being satisfied if Acceptance Time were to occur on the initial End Date)) or, to the extent permissible, waived, then the End Date may be extended one additional time to (and including) 5:00 p.m. Eastern Time on March 10, 2026 by either the Company or Parent, by delivery of written notice to the other party at or prior to 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the End Date as extended pursuant to clause (i) above; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c) by either Parent or the Company, upon written notice to the other party, at any time prior to the Acceptance Time, if (i) there shall be any Law enacted by any Governmental Entity of competent and applicable jurisdiction after the date hereof and remaining in effect that makes consummation of the Offer or the Merger illegal, or (ii) any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other permanent Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such permanent injunction or other permanent Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the issuance, entry or continuing existence of any such Law or permanent Order;

(d) by either Parent or the Company, upon written notice to the other party, if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is validly terminated or validly withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer primarily results from the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time; provided, further, that, for the avoidance of doubt, Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) for so long as Merger Sub is required to extend the Offer pursuant to Section 2.1(e);

(e) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if the Company Board shall have effected a Change in Recommendation (provided that any written notice, including pursuant to Section 2.3(d), of the Company Board’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not, result in Parent having any termination rights pursuant to this Section 8.1(e));

(f) by the Company, upon written notice to Parent, at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive Alternative Acquisition Agreement providing for the consummation of such Superior Proposal; provided, however, that such Superior Proposal did not, directly or indirectly, result from a breach by the Company of its obligations under Section 2.3(c), Section 2.3(d) or Section 6.2 and the Company pays the Company Termination Fee in accordance with Section 8.3(b)(iii);

(g) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if (i) a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in clauses (e) or (f) of Annex I to be satisfied, and (ii) such breach cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured upon the earlier of the End Date and thirty (30) days following the date Parent gives the Company written notice of such breach or failure; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is in breach of its representations, warranties, covenants or obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company, upon written notice to Parent, at any time prior to the Acceptance Time, if (i) a breach in any material respect of any representation or warranty in Article 5 or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has a Parent Material Adverse Effect, and (ii) such breach cannot be cured by Parent by the End Date, or if capable of being cured in such time period, shall not have been cured upon the earlier of the End Date and thirty (30) days following the date the Company gives Parent written notice of such breach of failure; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its representations, warranties, covenants or obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g); or

(i) by the Company, upon written notice to Parent, if (i) Merger Sub fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) or (ii) the Offer shall have expired and Merger Sub fails to accept and pay for all shares of Company Common Stock validly tendered pursuant to the Offer (and not validly withdrawn) as of the expiration of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if any such failure is primarily attributable to a failure on the part of Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company for such commencement or consummation of the Offer.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 2.1(g), the last two sentences of Section 2.3(e), Section 6.4(b), Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the economic benefits of the Transactions lost by the non-breaching party and its stockholders (taking into consideration relevant matters, including the aggregate amount of the Offer Price, the Merger Consideration, other combination opportunities, the time value of money, and the loss of market value or decline in stock price of the Company), in each case, arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any Fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights it may have under Section 9.11(a) in lieu of terminating this Agreement pursuant to Section 8.1.

Section 8.3. Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. In furtherance of the foregoing, (i) Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws in connection with the Offer, the Merger or the other Transactions, and (ii) except as provided in Section 3.6(f), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Offer, the Merger or the other Transactions shall be paid by Parent and Merger Sub when due.

(b) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) (provided that, with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), as applicable, was then available to Parent) or by Parent pursuant to Section 8.1(g), (B) following the date hereof and prior to the time of the termination of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or shall have otherwise become publicly known and such Acquisition Proposal shall not have been publicly withdrawn (1) prior to the time of the termination of this Agreement, with respect to any termination pursuant to Section 8.1(b) or Section 8.1(g) or (2) prior to the Expiration Time, with respect to any termination pursuant to Section 8.1(d), and (C) within twelve (12) months after such termination, (1) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated, whether or not during such twelve (12) month period) or (2) the Company shall have consummated any Acquisition Proposal (with all references to “20%” and “80%” in the definition of Acquisition Proposal being treated as “50%” for purposes of this clause (i)); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $10,000,000 (the “Company Termination Fee”). Any Company Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), substantially concurrently with the occurrence of either of the applicable events described in clause (i)(C) of such sentence, (y) in the case of clause (ii) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), substantially concurrently with, a termination of this Agreement under Section 8.1(f) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day). Any Company Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. The Company Termination Fee shall be payable only once with respect to this Section 8.3(b) and not in duplication, even though the Company Termination Fee may be payable under one or more provisions hereof. Except in the case of Fraud or a Willful and Material Breach on the part of the Company, in the event that Parent shall become entitled to payment of the Company Termination Fee, the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its Subsidiaries or any of their respective current, former or future directors, officers, employees, agents or representatives or Affiliates (collectively, the “Company Related Parties”) shall have any further liability, whether pursuant to a claim in law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Subsidiaries or any of the Company Related Parties for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination.

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Company Termination Fee, commencing on the date that the Company Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (and approved by such party’s boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (and approved by such party’s board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.3. No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Acceptance Time; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time.

Section 9.4. Entire Agreement; No Reliance. This Agreement, the Confidentiality Agreement, the Support Agreements, the exhibits and schedules to this Agreement, and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that, except as provided in Article 4 (as modified by the Company Disclosure Schedule), neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives (and Parent and Merger Sub have not relied on any such information) and, other than in the case of Fraud, neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s furnishing or making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that, except as provided in Article 4 (as modified by the Company Disclosure Schedule), the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business, operations or prospects of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5. Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.7 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

Section 9.6. Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent or Merger Sub may assign this Agreement to any of Parent’s controlled Affiliates without the Company’s consent (provided that (a) such assignment shall not prevent, impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and (b) no such assignment shall relieve Parent of its obligations hereunder). Except for (i) the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of, and enforceable by, Persons that are holders of shares of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) shares of Company Common Stock), (ii) the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of, and enforceable by, Persons who are holders of shares of Company Common Stock, Company Compensatory Awards and Company Pre-Funded Warrants as the case may be, immediately prior to the Effective Time), (iii) the provisions of this Agreement applicable to the Indemnified Parties (which, from and after the Acceptance Time, shall be for the benefit of, and enforceable by, the Indemnified Parties), (iv) the limitations on liability of the Company Related Parties set forth in Section 8.3(b) (which shall be for the benefit of, and enforceable by, the Company Related Parties), and (v) following termination of this Agreement by the Company pursuant to Article 8, subject to Section 8.2 and the last sentence of this Section 9.6, the right of the Company, on behalf of holders of Company Common Stock, Company Compensatory Awards and Company Pre-Funded Warrants (who are third party beneficiaries for this purpose), to seek monetary damages (including monetary damages based on a lost premium or loss of the economic benefit of the Transactions to such holders), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature. Notwithstanding anything to the contrary contained in this Agreement, the rights granted pursuant to clause (v) of this Section 9.6 and the provisions of Section 8.2 with respect to the recovery of monetary damages based on the losses suffered by the holders of Company Common Stock, Company Compensatory Awards and Company Pre-Funded Warrants shall be enforceable on behalf of such holders only by the Company in its sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock, Company Compensatory Awards and Company Pre-Funded Warrants and subsequently be transferred therewith.

Section 9.7. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), (b) on the third (3rd) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Senior Vice President and Associate General Counsel, Transactions Law

Email: [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention:   Catherine Dargan

       Kyle Rabe

       Drew Fischer

Email:     cdargan@cov.com

       krabe@cov.com

       afischer@cov.com

if to the Company, to:

2seventy bio, Inc.

60 Binney Street

Cambridge, MA 02142

Attention: [***]

Email:  [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention:   Robert F. Masella

       Mark S. Opper

       Tevia K. Pollard

Email:    rmasella@goodwinlaw.com

       mopper@goodwinlaw.com

       tpollard@goodwinlaw.com

Section 9.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11. Specific Performance; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The right to specific performance shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties acknowledges and agrees that the right of specific performance is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement. The parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time. For the avoidance of doubt, a party may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

(b) EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The word “will” shall be construed to have the same meaning as the word “shall.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars.

(f) Unless the context requires otherwise, any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor Law and any rules or regulations promulgated thereunder.

(g) Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day,” (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time, and (iv) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(h) As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ David V. Elkins
Name: David V. Elkins
Title: Executive Vice President and Chief Financial Officer

DAYBREAK MERGER SUB INC.

By:	/s/ Sandra Ramos-Alves
Name: Sandra Ramos-Alves
Title: Vice President and Treasurer

2SEVENTY BIO, INC.

By:	/s/ William D. Baird, III
Name: William D. Baird, III
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to, and Parent shall not be required to cause Merger Sub to, accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered (and not validly withdrawn) prior to the Expiration Time pursuant to the Offer (and not theretofore accepted for payment or paid for), unless:

(a) there shall have been validly tendered and not validly withdrawn at or prior to the Expiration Time that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), represent one more than 50% of the total number of shares of Company Common Stock issued and outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”);

(b) (i) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act shall have been received or shall have terminated or expired, as the case may be and (ii) any agreement with a Governmental Entity entered into by the parties to the Agreement not to consummate the Offer or the Merger shall have expired or been terminated;

(c) the Agreement shall not have been validly terminated in accordance with its terms (such condition, the “Termination Condition”);

(d) no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Offer or the Merger shall have been issued by any Governmental Entity of competent jurisdiction that is in effect at the Expiration Time, and there shall be no Law that is in effect at the Expiration Time enacted by any Governmental Entity of competent jurisdiction that makes consummation of the Offer or the Merger illegal;

(e) (i) the representations and warranties of the Company set forth in Section 4.1(a) and the first sentence of Section 4.1(b) (Organization and Good Standing; Subsidiaries), Section 4.19 (Authority; Binding Nature of Agreement), Section 4.23 (Opinion of Financial Advisor), Section 4.24 (Brokers) and Section 4.25 (Section 203 of the DGCL) shall be true and correct in all material respects as of the date of this Agreement and the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly

Annex I - 1

speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in clauses (a), (d) and (e) of Section 4.3 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except for de minimis inaccuracies; (iii) the representations and warranties of the Company set forth in clause (b) of Section 4.5 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and the Expiration Time as though made on and as of such date and time and (iv) the other representations and warranties of the Company set forth in Article 4 shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(f) the Company shall have performed or complied in all material respects with the obligations or covenants that are required to be performed by it prior to the Expiration Time under the Agreement;

(g) since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect; and

(h) the Company shall have delivered to Parent, dated as of the Expiration Time, a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (e), (f) and (g) have been satisfied as of immediately prior to the Expiration Time.

Except for the Minimum Condition and the Termination Condition, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company; and provided, further, that any such waiver by Parent, Merger Sub and/or the Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 2

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

2SEVENTY BIO, INC.

ARTICLE ONE

The name of the corporation is 2seventy bio, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.0001 per share.

ARTICLE FIVE

The directors of the Corporation shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any amendment, repeal or modification of this Article Seven by either of (i) the stockholders of the Corporation or (ii) an amendment to the General Corporation Law of the State of Delaware, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

*    *    *    *

EXHIBIT B

FORM OF BYLAWS OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED BYLAWS

OF

2SEVENTY BIO, INC.

A Delaware Corporation

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 1.2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the chief executive officer of the corporation.

Section 2.2 Special Meetings. Special meetings of stockholders may be called for any purpose (including the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two (2) or more members of the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

Section 2.3 Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 2.4 Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.5 Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.6 Quorum. Except as otherwise provided by applicable law or by the certificate of incorporation of the corporation (as may be amended from time to time, the “Certificate of Incorporation”), a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 2.7, until a quorum shall be present or represented.

Section 2.7 Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8 Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

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Section 2.9 Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”) or by the Certificate of Incorporation or any amendments thereto and subject to Section 4.4, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 2.10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 2.11 Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this Section 2.11 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this Section 2.11, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, dated and signed for purposes of this Section 2.11; provided that any such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (ii) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

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Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 3.2 Number, Election and Term of Office. The initial number of directors which shall constitute the board as of the effective date of these Bylaws shall be three (3). Thereafter, the number of directors may be increased or decreased from time to time by resolution of the board (subject to a required minimum of two (2) directors on the board at any given time). The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 3.4. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.3 Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one (1) or more directors by the provisions of the Certificate of Incorporation, the provisions of this Section 3.3 shall apply, in respect of the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 3.4 Vacancies. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 3.5 Annual Meetings. The annual meeting of each newly elected board of directors shall be held, without other notice than this bylaw, immediately after, and at the same place as, the annual meeting of stockholders.

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Section 3.6 Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least twenty-four (24) hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; the chief executive officer must call, in like manner and on like notice, a special meeting at the written request of at least a majority of the directors.

Section 3.7 Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office (without regard to any then vacancies on the board) shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.8 Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in such resolution or these Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 3.9 Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 3.8, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 3.10 Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 3.10 shall constitute presence in person at the meeting.

Section 3.11 Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

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Section 3.12 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman, a chief executive officer, a president, one (1) or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 4.2 Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4.3 Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4 Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 4.5 Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

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Section 4.6 The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board of directors, may be an officer of the corporation, and, if present, shall preside at each meeting of the board of directors or stockholders. He shall advise the chief executive officer and, in the chief executive officer’s absence, the other officers of the corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 4.7 The Chief Executive Officer. In the absence of the Chairman of the Board or if a Chairman of the Board shall have not been elected, the chief executive officer shall (i) preside at all meetings of the stockholders and board of directors at which he or she is present, (ii) subject to the powers of the board of directors, have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and (iii) see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Bylaws.

Section 4.8 President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these Bylaws may, from time to time, prescribe.

Section 4.9 The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall (i) give, or cause to be given, all notices required to be given by these Bylaws or by law, (ii) have such powers and perform such duties as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe, and (iii) have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

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Section 4.10 The Treasurer and Assistant Treasurer. The treasurer shall (i) have the custody of the corporate funds and securities, (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, (iii) deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors, cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements, (iv) render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation, and (v) have such powers and perform such duties as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

Section 4.11 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the corporation, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 4.12 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION

Section 5.1 Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a director, (ii) as an officer, (iii) as a Non-Officer Employee, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the corporation. For purposes of this Section 5.1(a), a director, officer or Non-Officer Employee who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the board of directors or the stockholders of the corporation;

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(b) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a director who is not and was not a party to such Proceeding;

(c) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(d) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(e) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the corporation, but who is not or was not a director or officer;

(f) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(g) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other Proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(h) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 5.2 Indemnification of Directors and Officers.

(a) Subject to the operation of Section 5.4 of these Bylaws, each director and officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), and to the extent authorized in this Section 5.2.

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(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the corporation against any and all Expenses and Liabilities that are incurred or paid by such director or officer or on such director’s or officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the corporation), which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s Corporate Status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the corporation against any and all Expenses that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the corporation, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s Corporate Status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made under this Section 5.2(a)(2) in respect of any claim, issue or matter as to which such director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 5.2 shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the corporation shall indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding (including any parts of such Proceeding not initiated by such director or officer) was authorized in advance by the board of directors, unless such Proceeding was brought to enforce such officer’s or director’s rights to indemnification or, in the case of directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

Section 5.3 Indemnification of Non-Officer Employees. Subject to the operation of Section 5.4 of these Bylaws, each Non-Officer Employee may, in the discretion of the board of directors, be indemnified by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-

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Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 5.3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the board of directors.

Section 5.4 Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a director, to an officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the board of directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the corporation.

Section 5.5 Advancement of Expenses to Directors Prior to Final Disposition.

(a) The corporation shall advance all Expenses incurred by or on behalf of any director in connection with any Proceeding in which such director is involved by reason of such director’s Corporate Status within thirty (30) days after the receipt by the corporation of a written statement from such director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such director and shall be preceded or accompanied by an undertaking by or on behalf of such director to repay any Expenses so advanced if it shall ultimately be determined that such director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the corporation shall advance all Expenses incurred by or on behalf of any director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the board of directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a director is not paid in full by the corporation within thirty (30) days after receipt by the corporation of documentation of Expenses and the required undertaking, such director may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful in whole or in part, such director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a director is not entitled to an advancement of expenses shall be on the Corporation.

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(c) In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the director has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.6 Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The corporation may, at the discretion of the board of directors, advance any or all Expenses incurred by or on behalf of any officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an officer or Non-Officer Employee upon the receipt by the corporation of a statement or statements from such officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.7 Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the corporation and each director and officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a Proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any Proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

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(b) If a claim for indemnification hereunder by a director or officer is not paid in full by the corporation within sixty (60) days after receipt by the corporation of a written claim for indemnification, such director or officer may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a director or officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a director or officer is not entitled to indemnification shall be on the corporation.

(c) In any suit brought by a director or officer to enforce a right to indemnification hereunder, it shall be a defense that such director or officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.8 Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any director, officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 5.9 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer or Non-Officer Employee against any liability of any character asserted against or incurred by the corporation or any such director, officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

Section 5.10 Other Indemnification. The corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the corporation as a result of a person serving, at the request of the corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

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ARTICLE VI

CERTIFICATES OF STOCK

Section 6.1 Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the chief executive officer, the president or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation; provided, however, that the board of directors may provide by resolution or resolutions that some or all of any classes or series of its stock shall be uncertificated shares. If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (ii) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 6.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

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Section 6.3 Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 6.4 Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 6.5 Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6.6 Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

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ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.2 Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 7.3 Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 7.4 Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, without limitation, including a pledge of shares of stock of the corporation. Nothing in this Section 7.4 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 7.5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 7.6 Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.7 Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

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Section 7.8 Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 7.9 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.10 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These Bylaws may be amended, altered, or repealed and new Bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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EXHIBIT C

FORM OF TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”), dated as of March 10, 2025, is entered into by and between Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), and the undersigned stockholder of 2Seventy Bio, Inc., a Delaware corporation (the “Company”), listed on Exhibit A hereto (the, “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Daybreak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), providing, among other things, for (a) Merger Sub to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted by the Merger Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) and (b) following the consummation of the Offer, the merger of Merger Sub with and into the Company pursuant to Section 251(h) of the DGCL (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the Shares owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and in consideration therefor, Parent has required that the Stockholder (solely in the Stockholder’s capacity as a stockholder of the Company) has agreed to, enter into and perform this Agreement and tender and vote the Stockholder’s Owned Shares and Additional Owned Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Stockholder and Parent hereby agree as follows:

1. Agreement to Tender the Shares.

1.1 On the terms and subject to the conditions of this Agreement, the Stockholder hereby agrees that he, she or it shall tender the Stockholder’s Owned Shares and any additional Shares acquired by the Stockholder or its Affiliates after the date hereof and prior to the Termination Date (the “Additional Owned Shares” and, together with the Owned Shares, the “Covered Shares”), or cause such Covered Shares to be tendered, into the Offer, free and clear of all Encumbrances other than restrictions on Transfer (as defined below) or voting as created by this Agreement or under applicable securities Laws, promptly, and in any event no later than the latest of (but in any event prior to the Expiration Time): (a) ten (10) Business Days following the commencement of the Offer; and (b) in the case of Additional Owned Shares, the earlier of (i)

three (3) Business Days following such acquisition and (ii) one (1) Business Day prior to the Expiration Time. The Stockholder shall not withdraw any Shares, or cause such Shares to be withdrawn, from the Offer unless and until this Agreement is terminated in accordance with Section 3. For the avoidance of doubt, the Stockholder shall not be required to exercise any unexercised Company Option or settle any Company RSU Award held by the Stockholder in order to comply with any provision of this Agreement.

1.2 If (a) the Offer is terminated or withdrawn by Merger Sub, (b) the Merger Agreement is terminated in accordance with Section 8.1 thereof prior to the acceptance for payment of the Covered Shares in the Offer or (c) this Agreement is terminated in accordance with Section 3, then in each case Parent shall cause Merger Sub to promptly return, and shall cause any depositary acting on behalf of Merger Sub to return to the Stockholder all the Covered Shares tendered by the Stockholder in the Offer.

2. Agreement to Vote the Covered Shares.

2.1 Agreement to Vote and Support. Subject to the terms of this Agreement, beginning on the date hereof until the Termination Date, at every meeting of the stockholders of the Company (the “Company Stockholders”), including any postponement or adjournment thereof, however called, or in any other circumstance (including by written consent) in which the vote, consent or other approval of the Company Stockholders is sought, the Stockholder agrees to, and if applicable, to cause its Affiliates or the holder of record of any of its Covered Shares to, unconditionally and irrevocably affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw any such vote or consent with respect to, all of the Stockholder’s Covered Shares, as follows (with the matters described in clauses (a) and (b) below being referred to collectively as the “Supported Matters”):

(a) in favor of the approval of any proposal considered and voted upon by the Company Stockholders at any meeting of the Company Stockholders (or by written consent) necessary or desirable to effect the consummation of the Offer, Merger or the other Transactions; and

(b) against (i) any proposal, action or agreement that would reasonably be expected to (A) prevent or nullify any provision of this Agreement, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement or the Company contained in the Merger Agreement, or (C) result in any of the Offer Conditions or conditions to the Merger as set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Offer, the Merger or the other Transactions, (iii) any (A) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Acquired Companies, or (B) sale, lease, license or transfer involving the Company Product or a material amount of assets (including, for the avoidance of doubt, any Intellectual Property or capital stock of any Subsidiary) of the Acquired Companies, taken as a whole, or agreement relating to the foregoing (other than the Merger Agreement and the Transactions), (iv) any change in or to (A) the Company Board that is not recommended or approved by the Company Board, (B) the present capitalization or corporate structure of the Company or (C) the Company Certificate of Incorporation not consented to by Parent under the Merger Agreement and (v) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

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2.2 Other Voting Commitments. The Stockholder shall not propose, commit or agree to take any action inconsistent with the Supported Matters. The Stockholder shall, and shall cause its controlled Affiliates or the holder of record of any of the Stockholder’s Covered Shares to, be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement or adjournment thereof, however called, or in any other circumstance (including by written consent) in which the vote, consent or other approval of the Company Stockholders is sought on the Supported Matters (in the manner described in Section 2.1) so that all of the Stockholder’s Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause such Covered Shares to be counted as present thereat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder shall not have any obligation to vote the Covered Shares in any particular manner.

3. Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any modification or amendment to the Merger Agreement or the Offer that is effected without the Stockholder’s prior written consent and which modification or amendment decreases the Offer Price or changes the form of consideration payable to the Stockholder pursuant to the terms of the Merger Agreement, or (d) the mutual written consent of Parent and the Stockholder (such earlier date, the “Termination Date”); provided that the provisions set forth in Section 8 and Sections 11 through 21 shall survive the termination of this Agreement; provided, further, that, subject to the provisions set forth in Sections 8.2 and 9.11 of the Merger Agreement (which are hereby expressly acknowledged and agreed by the Stockholder), the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement or common law fraud that may have occurred at or before such termination.

4. Certain Covenants of the Stockholder.

4.1 Transfers.

(a) Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that (a) except as expressly contemplated pursuant to this Agreement, the Merger Agreement or the Offer Documents, the Stockholder shall not, and shall direct his, her or its Affiliates and their respective representatives not to, directly or indirectly Transfer, offer or consent to Transfer, or enter into any Contract, option, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of Law) or commit, permit or agree to take any of the foregoing actions, and (b) the Stockholder shall not, and shall direct his, her or its Affiliates and their respective representatives not to, directly or indirectly take any action

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that would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the transactions contemplated by this Agreement or cause any representation or warranty of the Stockholder in this Agreement to be untrue or incorrect in any material respect. Without limiting the foregoing, the Stockholder agrees that he, she or it shall not, and shall cause each of the Stockholder’s Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions. The Stockholder shall not or shall not permit any Person under the Stockholder’s control to, and shall direct and use its reasonable best efforts to cause the Stockholder’s and their respective representatives not to, seek or solicit any of the actions referred to in the foregoing clauses (a) or (b) above, and the Stockholder shall promptly notify Parent, and shall provide all details requested by Parent, if the Stockholder, any Person under the Stockholder’s control or any of the Stockholder’s or such Person’s respective representatives shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Any Transfer in violation of this Section 4.1 shall be void ab initio. For purposes of this Agreement, “Transfer” means (1) any direct or indirect offer, sale, assignment, Encumbrance, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, Encumbrance, gift, hedge, hypothecation, disposition, loan or other transfer (whether by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (2) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, consent, power of attorney, rights of first offer or refusal, or other authorization with respect to any Covered Shares, (3) any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (4) any Contract, option, arrangement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (1) through (3) above. In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares to prevent any Transfer thereof on the books of the Company in violation of this Agreement, and authorizes the Company to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement.

(b) Notwithstanding the foregoing, (i) the Stockholder, if the Stockholder is an individual, may Transfer his or her Covered Shares (A) to any member of the Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (B) to a trust for the sole benefit of the Stockholder or any member of the Stockholder’s immediate family, the sole trustees of which are the Stockholder or any member of the Stockholder’s immediate family (or any similar Transfer for estate planning purposes), (C) by will or under the Laws of intestacy upon the death of the Stockholder, (D) to a non-profit corporation qualified under Section 501(c)(3) of the of the Internal Revenue Code of 1986, as amended, as a bona fide gift, (E) by effecting a “net exercise” of a Company Option or a “net settlement” of a Company RSU Award in which the Company holds back shares of Company Common Stock otherwise issuable either to pay the exercise price upon the exercise of a Company

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Option or to satisfy the Stockholder’s Tax withholding obligation upon the exercise of a Company Option or settlement of a Company RSU Award, or (F) in connection with a broker-assisted sale in the open market with respect to (x) the cashless exercise of a Company Option expiring during the term of this Agreement or (y) exercise of a Company Option or settlement or vesting of a Company RSU Award, in each case either to pay the exercise price upon the exercise of a Company Option or to satisfy the Stockholder’s Tax withholding obligation upon the exercise of a Company Option or settlement of a Company RSU Award; and (ii) the Stockholder, if the Stockholder is an Entity, may Transfer its Covered Shares to any Affiliate of the Stockholder or to one or more partners or members of the Stockholder; provided that any Transfer referred to in this Section 4.1(b) (other than in the case of clause (i)(E) and clause (i)(F)) shall be permitted only if (I) all of the representations and warranties in this Agreement with respect to the Stockholder would be true and correct in all material respects upon the completion of such Transfer with respect to each applicable Transferee and (II) each such Transferee, prior to any such Transfer, executes and delivers to Parent a joinder to this Agreement, in a form reasonably acceptable to Parent, pursuant to which such Transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a “Stockholder” for all purposes of this Agreement.

4.2 Documentation and Information. Except as required by applicable Law (including rules and regulations of the SEC or any applicable exchange or securities market), the Stockholder shall not, and shall direct the Stockholder’s representatives not to, make any public announcement regarding this Agreement, the Merger Agreement, the Offer or the Transactions without the prior written consent of Parent. If any such public announcement is required by applicable Law, the Stockholder shall provide a draft of such amendment to Parent and Merger Sub and consider any reasonable comments in good faith prior to such filing. The Stockholder consents to and hereby authorizes Parent, Merger Sub, the Company or their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any of the other Transactions, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent, Merger Sub or the Company may file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Stockholder may make any filings with respect to this Agreement to the extent required by Law; provided, however, that the Stockholder shall provide Parent with a reasonable opportunity to review to such filings prior to making any such filings and shall incorporate into such filings all such reasonable comments made by Parent. The Stockholder shall promptly (a) give Parent or the Company any information it may reasonably require for the preparation of any such disclosure documents, including in connection with the Offer Documents, and will otherwise reasonably assist and cooperate with Parent and the Company in the preparation, filing and distribution of the Offer Documents and the resolution of any comments thereto received from the SEC, and (b) notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom.

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4.3 No Solicitation. Subject to Section 23, the Stockholder shall not take any action that the Company would be prohibited from taking under Section 2.3(c), Section 2.3(d) or Section 6.2 of the Merger Agreement as if such Section of the Merger Agreement applied, mutatis mutandis, to the Stockholder, subject to the other terms of the Merger Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

5.1 Due Authority. The Stockholder, if not a natural person, is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the Stockholder’s board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

5.2 No Conflict. The execution and delivery of, compliance with and performance by the Stockholder of this Agreement do not and will not (a) if the Stockholder is not a natural person, conflict with or result in any violation or breach of any provision of the certificate of incorporation or formation or operating agreement or similar organizational documents of the Stockholder (if any), (b) conflict with or result in a violation or breach of any applicable Law, (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of the Stockholder’s properties, rights or other assets are subject or (d) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets (including intangible assets) of the Stockholder, except in the case of the foregoing clauses (b), (c) and (d), for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to materially restrict, prohibit or materially impair the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” Laws, or (b) the applicable rules and regulations of the SEC or any applicable stock exchange.

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5.4 Ownership of the Owned Shares. The Stockholder is, as of the date hereof, the record or beneficial owner of (a) the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto and (b) the securities of the Company convertible into, exchangeable or exercisable for Shares or other securities of the Company, in each case set forth opposite the Stockholder’s name on Exhibit A hereto (the “Disclosed Owned Securities”), all of which are free and clear of any Encumbrances, other than those created by this Agreement or arising under applicable securities Laws. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire, or that are exercisable for, or convertible or exchangeable into, shares of capital stock of the Company, in each case other than the Disclosed Owned Securities. The Stockholder has the sole right to vote and Transfer the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto, and none of such Owned Shares is subject to any pledge, disposition, voting, transfer or other Contract, arrangement or restriction, including any proxy, consent or power of attorney, except as contemplated by this Agreement. Any proxies heretofore given in respect of any Owned Shares of the Stockholder, if any, are revocable. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of such Owned Shares held by the Stockholder.

5.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending or threatened in writing against, or, to the knowledge of the Stockholder, threatened orally against the Stockholder that would reasonably be expected to materially restrict, prohibit, materially impair or materially delay the consummation of the Transactions or the performance by the Stockholder of its obligations under this Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in its capacity as a stockholder of the Company..

6. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

6.1 Due Authority. Parent is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite organizational power and authority and has taken all organizational action necessary (including approval by its board of directors or applicable organizational bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other organizational action by Parent or vote of holders of any class of the capital stock of Parent is necessary to authorize the execution and delivery of, compliance with and performance by Parent of, this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

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6.2 No Conflict. The execution, delivery and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Offer, the Merger and the other Transactions, (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of Parent, (b) conflict with or result in a violation or breach of any applicable Law, (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent is entitled, under any Contract binding upon Parent, or to which any of its properties, rights or other assets are subject or (d) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets (including intangible assets) of Parent, except in the case of clauses (b), (c) and (d), for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to materially restrict, prohibit or materially impair the performance by Parent of its obligations under this Agreement.

7. Non-Survival of Representations, Warranties and Covenants. Except as provided in Section 3, the representations, warranties and covenants contained herein shall not survive the Effective Time.

8. Waiver of Appraisal and Dissenter Rights and Certain Other Actions.

8.1 The Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL with respect to any of the Owned Shares with respect to the Offer, the Merger and the other Transactions.

8.2 The Stockholder hereby agrees not to commence or affirmatively participate in any Legal Proceeding, whether derivative or otherwise, against Parent, the Company or any of their respective Affiliates or successors, or their respective boards of directors (or similar governing bodies), relating to the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the Merger Agreement or the consummation of the Offer, the Merger or the other Transactions (except in each case to enforce the terms thereof), including any such claim or other Legal Proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (b) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions, or (c) with respect to SEC disclosure or other disclosure to the Company Stockholders in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and the Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to any of the foregoing; provided that the foregoing shall not limit, restrict or prohibit the Stockholder from (i) claiming or asserting any defenses or counterclaims in connection with any Legal Proceeding arising out of or in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or (ii) participating in any Legal Proceeding relating to any breach or alleged breach by Parent or Merger Sub of the Merger Agreement.

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9. Certain Adjustments; Additional Owned Shares. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock,” “Covered Shares,” “Disclosed Owned Securities,” “Owned Shares” and similar terms shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event that the Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Agreement, the representations and warranties of the Stockholder in Section 5 shall be true and correct as of the date that beneficial ownership of Additional Owned Shares is acquired, and the number of Owned Shares set forth on Exhibit A opposite the name of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent in writing of any such event and of the number of Additional Owned Shares acquired.

10. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments or take such other actions as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

11. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), (b) on the third (3rd) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to the Stockholder, to the address set forth on Exhibit A hereto.

If to Parent, to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 0854

Attention: Senior Vice President and Associate General Counsel, and

Transactions Law

Email: [***]

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With a copy (which shall not constitute notice) to:

Covington & Burling LLP

One City Center

850 Tenth Street, NW

Washington, DC 20001

Attention: Catherine Dargan; Kyle Rabe; Andrew Fischer

Email: cdargan@cov.com; krabe@cov.com; afischer@cov.com

12. Interpretation. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The word “will” shall be construed to have the same meaning as the word “shall.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars. Unless the context requires otherwise, any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor Law and any rules or regulations promulgated thereunder. Unless indicated otherwise, (a) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (b) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day,” (c) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time, and (d) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

13. Entire Agreement; Counterparts. This Agreement (including its Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

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14. Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or any of the Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 11 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). Each of the parties acknowledges and agrees that the right of specific performance is an integral part of the Transactions and the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement and Parent would not have entered into the Merger Agreement. The parties further agree that by seeking the remedies provided for in this Section 14(b), a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 14(b) are not available or otherwise are not granted. For the avoidance of doubt, a party may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

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(c) EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the express written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be null and void, except that Parent may assign all or any of its rights and obligations under this Agreement to any Affiliate of Parent without the written consent of the Stockholder.

16. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Persons that are expressly identified as parties hereto, and it being understood and agreed that former, current and future equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, partners, stockholders or assignees of any party hereto or any future equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, partners, stockholders or assignees of any of the foregoing that are not a party to this Agreement (each, a “Non-Recourse Party”), shall not have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any party hereto, and each party hereto agrees to use its reasonable best efforts to cause its Non-Recourse Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party not a party to this Agreement.

18. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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19. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

20. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

21. No Agreement until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not (and, for clarity, no negotiations or unwritten agreements relating to the substance thereof shall) constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board has approved, for purposes of any applicable antitakeover Law, and any applicable provision of the Company Certificate of Incorporation or Company Bylaws, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by all parties hereto.

22. Spousal Consent. If a Stockholder is married and any of the Covered Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, the Stockholder shall deliver to Parent and Merger Sub, concurrently herewith, a duly executed consent of the Stockholder’s spouse, in the form attached hereto as Exhibit B.

23. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder, or a designee of the Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in the Stockholder’s, or its designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to a Stockholder solely in the Stockholder’s capacity as a stockholder of the Company). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company and the Stockholder shall not be restricted by this Agreement from taking any action in the Stockholder’s capacity as a director or officer of the Company.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT

BRISTOL-MYERS SQUIBB COMPANY

By:
Name: David V. Elkins
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

STOCKHOLDER (if an entity):

Name of Stockholder:

By:
Name: [•]
Title: [•]

STOCKHOLDER (if an individual):

Name:

Signature:

[Signature Page to Tender and Support Agreement]

Exhibit A

Owned Shares

Stockholder Name and Address	Shares and Other Securities Beneficially Owned
Owned Shares: Company Options: Company RSU Awards:

Exhibit B

Spousal Consent

In consideration of the execution of that certain Tender and Support Agreement (the “Support Agreement”), dated March 10, 2025, by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware Corporation (“Parent”), and ______________________________ (the “Stockholder”) as a stockholder of 2SEVENTY BIO INC., a Delaware corporation, I, the undersigned, spouse of the Stockholder, have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name:
(Please Print)

Dated: , 2025

EXHIBIT D

INITIAL PRESS RELEASE

2seventy bio Enters into Definitive Agreement to be Acquired by Bristol Myers Squibb

$5.00 per share, all-cash transaction

Expected to close in the second quarter of 2025, subject to customary closing conditions

CAMBRIDGE, Mass.— (BUSINESS WIRE)—March 10, 2025—2seventy bio, Inc. (Nasdaq: TSVT), today announced a definitive merger agreement under which Bristol Myers Squibb (NYSE: BMY) (“BMS”) will acquire all of the outstanding shares of 2seventy bio at a price of $5.00 per share in an all-cash transaction for a total equity value of approximately $286 million, or $102 million net of estimated cash. The deal represents an 88% premium to the closing price of $2.66 on March 7, 2025.

“A year ago, 2seventy decided to exclusively focus on unlocking the value of Abecma, with the goal of delivering more time for people living with multiple myeloma and maximizing value for all stakeholders,” said Chip Baird, chief executive officer, 2seventy bio. “The strategic rationale for this acquisition is clear and today’s announcement represents the culmination of the journey for 2seventy bio. We believe that Abecma will continue to benefit from BMS’ experience and resources to ensure this important therapy is delivered to patients who need it. I would like to express my deep gratitude for current and past 2seventy team members and more broadly the dedicated community of patients, scientists, providers and partners that helped take cell and gene therapy from a complicated idea to reality for patients.”

Transaction Details and Path to Completion

Under the terms of the agreement, BMS will promptly commence a tender offer to acquire all outstanding shares of 2seventy bio at a price of $5.00 per share in an all-cash transaction. 2seventy bio’s Board of Directors unanimously recommends that 2seventy bio stockholders tender their shares in the tender offer.

The closing of the transaction is expected to occur in the second quarter of 2025 and is subject to customary closing conditions, including the tender of a majority of the outstanding shares of 2seventy bio’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the successful closing of the tender offer, BMS will acquire all remaining shares of 2seventy bio common stock that are not tendered in the tender offer through a second-step merger at the same price in the tender offer of $5.00 per share.

Following the completion of this transaction, 2seventy bio’s common stock will no longer be listed for trading on Nasdaq.

In connection with the execution of the merger agreement, certain stockholders of 2seventy bio owning approximately 5.3% of the outstanding shares of 2seventy bio’s common stock have entered into tender and support agreements pursuant to which they have agreed to tender all of their owned shares in the offer.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to 2seventy bio, and Goodwin Procter LLP is serving as legal counsel.

ABECMA U.S. INDICATION

ABECMA is a B-cell maturation antigen (BCMA)-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory multiple myeloma after two or more prior lines of therapy including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody.

U.S. Important Safety Information

BOXED WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, HLH/MAS, PROLONGED CYTOPENIA and SECONDARY HEMATOLOGICAL MALIGNANCIES

•

Cytokine Release Syndrome (CRS), including fatal or life-threatening reactions, occurred in patients following treatment with ABECMA. Do not administer ABECMA to patients with active infection or inflammatory disorders. Treat severe or life-threatening CRS with tocilizumab or tocilizumab and corticosteroids.

•

Neurologic Toxicities, which may be severe or life-threatening, occurred following treatment with ABECMA, including concurrently with CRS, after CRS resolution, or in the absence of CRS. Monitor for neurologic events after treatment with ABECMA. Provide supportive care and/or corticosteroids as needed.

•

Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) including fatal and life-threatening reactions, occurred in patients following treatment with ABECMA. HLH/MAS can occur with CRS or neurologic toxicities.

•	Prolonged Cytopenia with bleeding and infection, including fatal outcomes following stem cell transplantation for hematopoietic recovery, occurred following treatment with ABECMA.

•	T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA

•	ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS.

Warnings and Precautions:

Early Death: In KarMMa-3, a randomized (2:1), controlled trial, a higher proportion of patients experienced death within 9 months after randomization in the ABECMA arm (45/254; 18%) compared to the standard regimens arm (15/132; 11%). Early deaths occurred in 8% (20/254) and 0% prior to ABECMA infusion and standard regimen administration, respectively, and 10% (25/254) and 11% (15/132) after ABECMA infusion and standard regimen administration, respectively. Out of the 20 deaths that occurred prior to ABECMA infusion, 15 occurred from disease progression, 3 occurred from adverse events and 2 occurred from unknown causes. Out of the 25 deaths that occurred after ABECMA infusion, 10 occurred from disease progression, 11 occurred from adverse events, and 4 occurred from unknown causes.

Cytokine Release Syndrome (CRS): CRS, including fatal or life-threatening reactions, occurred following treatment with ABECMA. Among patients receiving ABECMA for relapsed refractory multiple myeloma in the KarMMa and KarMMa-3 studies (N=349), CRS occurred in 89% (310/349), including ≥ Grade 3 CRS (Lee grading system) in 7% (23/349) of patients and Grade 5 CRS in 0.9% (3/349) of patients. The median time-to-onset of CRS, any grade, was 1 day (range: 1 to 27 days), and the median duration of CRS was 5 days (range: 1 to 63 days). In the pooled studies, the rate of ≥ Grade 3 CRS was 10% (7/71) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 5.4% (13/241) for patients treated in dose range of 300 to 460 x 106 CAR-positive T cells.

The most common manifestations of CRS (greater than or equal to 10%) included pyrexia (87%), hypotension (30%), tachycardia (26%), chills (19%), hypoxia (16%). Grade 3 or higher events that may be associated with CRS include hypotension, hypoxia, hyperbilirubinemia, hypofibrinogenemia, ARDS, atrial fibrillation, hepatocellular injury, metabolic acidosis, pulmonary edema, coagulopathy, renal failure, multiple organ dysfunction syndrome and HLH/MAS.

Identify CRS based on clinical presentation. Evaluate for and treat other causes of fever, hypoxia, and hypotension. CRS has been reported to be associated with findings of HLH/MAS, and the physiology of the syndromes may overlap. HLH/MAS is a potentially life-threatening condition. In patients with progressive symptoms of CRS or refractory CRS despite treatment, evaluate for evidence of HLH/MAS.

Of the 349 patients who received ABECMA in clinical trials, 226 (65%) patients received tocilizumab; 39% (135/349) received a single dose, while 26% (91/349) received more than 1 dose of tocilizumab. Overall, 24% (82/349) of patients received at least 1 dose of corticosteroids for treatment of CRS. Almost all patients who received corticosteroids for CRS also received tocilizumab. For patients treated in dose range of 460 to 510 x 106 CAR-positive T cells, 76% (54/71) of patients received tocilizumab and 35% (25/71) received at least 1 dose of corticosteroids for treatment of CRS. For patients treated in dose range of 300 to 460 x 106 CAR-positive T cells, 63% (152/241) of patients received tocilizumab and 20% (49/241) received at least 1 dose of corticosteroid for treatment of CRS.

Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of CRS and monitor patients for signs or symptoms of CRS for at least 4 weeks after ABECMA infusion. At the first sign of CRS, institute treatment with supportive care, tocilizumab and/or corticosteroids as indicated. Ensure that a minimum of 2 doses of tocilizumab are available prior to infusion of ABECMA. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time.

Neurologic Toxicities: Neurologic toxicities, including immune-effector cell-associated neurotoxicity (ICANS), which may be severe or life- threatening, occurred concurrently with CRS, after CRS resolution, or in the absence of CRS following treatment with ABECMA.

In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, CAR T cell-associated neurotoxicity occurred in 40% (139/349), including Grade 3 in 4% (14/349) and Grade 4 in 0.6% (2/349) of patients. The median time to onset of neurotoxicity was 2 days (range: 1 to 148 days). The median duration of CAR T cell-associated neurotoxicity was 8 days (range: 1 to 720 days) in all patients including those with ongoing neurologic events at the time of death or data cut off. CAR T cell-associated neurotoxicity resolved in 123 of 139 (88%) patients and median time to resolution was 5 days (range: 1 to 245 days). One-hundred and thirty four out of 349 (38%) patients with neurotoxicity had CRS. The onset of neurotoxicity during CRS was observed in 93 patients, before the onset of CRS in 12 patients, and after the CRS event in 29 patients. The rate of Grade 3 or 4 CAR T cell-associated neurotoxicity was 5.6% (4/71) and 3.7% (9/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively. The most frequent (greater than or equal to 5%) manifestations of CAR T cell-associated neurotoxicity include encephalopathy (21%), headache (15%), dizziness (8%), delirium (6%), and tremor (6%).

At the safety update for KarMMa-3 study, one patient developed fatal neurotoxicity 43 days after ABECMA. In KarMMa, one patient had ongoing Grade 2 neurotoxicity at the time of death. Two patients had ongoing Grade 1 tremor at the time of data cutoff.

Cerebral edema has been associated with ABECMA in a patient in another study in multiple myeloma. Grade 3 myelitis and Grade 3 parkinsonism have occurred after treatment with ABECMA in another study in multiple myeloma.

Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of neurologic toxicities and monitor patients for signs or symptoms of neurologic toxicities for at least 4 weeks after ABECMA infusion and treat promptly. Rule out other causes of neurologic symptoms. Neurologic toxicity should be managed with supportive care and/or corticosteroids as needed. Counsel patients to seek immediate medical attention should signs or symptoms occur at any time.

Hemophagocytic Lymphohistiocytosis (HLH)/Macrophage Activation Syndrome (MAS): In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, HLH/MAS occurred in 2.9% (10/349) of patients. All events of HLH/MAS had onset within 10 days of receiving ABECMA, with a median onset of 6.5 days (range: 4 to 10 days) and occurred in the setting of ongoing or worsening CRS. Five patients with HLH/MAS had overlapping neurotoxicity. The manifestations of HLH/MAS include hypotension, hypoxia, multiple organ dysfunction, renal dysfunction and cytopenia.

In KarMMa-3, one patient had Grade 5, two patients had Grade 4 and two patients had Grade 3 HLH/MAS. The patient with Grade 5 HLH/MAS also had Grade 5 candida sepsis and Grade 5 CRS. In another patient who died due to stroke, the Grade 4 HLH/MAS had resolved prior to death. Two cases of Grade 3 and one case of Grade 4 HLH/MAS had resolved.

In KarMMa, one patient treated in the 300 x 106 CAR-positive T cells dose cohort developed fatal multi-organ HLH/MAS with CRS. In another patient with fatal bronchopulmonary aspergillosis, HLH/MAS was contributory to the fatal outcome. Three cases of Grade 2 HLH/MAS resolved.

HLH/MAS is a potentially life-threatening condition with a high mortality rate if not recognized early and treated. Treatment of HLH/MAS should be administered per institutional guidelines.

ABECMA REMS: Due to the risk of CRS and neurologic toxicities, ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS. Further information is available at www.AbecmaREMS.com or contact Bristol-Myers Squibb at 1-866-340-7332.

Hypersensitivity Reactions: Allergic reactions may occur with the infusion of ABECMA. Serious hypersensitivity reactions, including anaphylaxis, may be due to dimethyl sulfoxide (DMSO) in ABECMA.

Infections: ABECMA should not be administered to patients with active infections or inflammatory disorders. Severe, life-threatening, or fatal infections occurred in patients after ABECMA infusion.

In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, infections (all grades) occurred in 61% of patients. Grade 3 or 4 infections occurred in 21% of patients. Grade 3 or 4 infections with an unspecified pathogen occurred in 12%, viral infections in 7%, bacterial infections in 4.3%, and fungal infections in 1.4% of patients. Overall, 15 patients had Grade 5 infections (4.3%); 8 patients (2.3%) with infections of pathogen unspecified, 3 patients (0.9%) with fungal infections, 3 patients (0.9%) with viral infections, and 1 patient (0.3%) with bacterial infection.

Monitor patients for signs and symptoms of infection before and after ABECMA infusion and treat appropriately. Administer prophylactic, pre-emptive, and/or therapeutic antimicrobials according to standard institutional guidelines.

Febrile neutropenia was observed in 38% (133/349) of patients after ABECMA infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated.

Viral Reactivation: Cytomegalovirus (CMV) infection resulting in pneumonia and death has occurred following ABECMA administration. Monitor and treat for CMV reactivation in accordance with clinical guidelines. Hepatitis B virus (HBV) reactivation, in some cases resulting in fulminant hepatitis, hepatic failure, and death, can occur in patients treated with drugs directed against plasma cells. Perform screening for CMV, HBV, hepatitis C virus (HCV), and human immunodeficiency virus (HIV) in accordance with clinical guidelines before collection of cells for manufacturing. Consider antiviral therapy to prevent viral reactivation per local institutional guidelines/clinical practice.

Prolonged Cytopenias: In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, 40% of patients (139/349) experienced prolonged Grade 3 or 4 neutropenia and 42% (145/349) experienced prolonged Grade 3 or 4 thrombocytopenia that had not resolved by Month 1 following ABECMA infusion. In 89% (123/139) of patients who recovered from Grade 3 or 4 neutropenia after Month 1, the median time to recovery from ABECMA infusion was 1.9 months. In 76% (110/145) of patients who recovered from Grade 3 or 4 thrombocytopenia, the median time to recovery was 1.9 months. Five patients underwent stem cell therapy for hematopoietic reconstitution due to prolonged cytopenia. The rate of Grade 3 or 4 thrombocytopenia was 62% (44/71) and 56% (135/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively.

Monitor blood counts prior to and after ABECMA infusion. Manage cytopenia with myeloid growth factor and blood product transfusion support according to local institutional guidelines.

Hypogammaglobulinemia: In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, hypogammaglobulinemia was reported as an adverse event in 13% (46/349) of patients; laboratory IgG levels fell below 500 mg/dL after infusion in 37% (130/349) of patients treated with ABECMA.

Hypogammaglobulinemia either as an adverse reaction or laboratory IgG level below 500 mg/dL after infusion occurred in 45% (158/349) of patients treated with ABECMA. Forty-one percent of patients received intravenous immunoglobulin (IVIG) post-ABECMA for serum IgG <400 mg/dL.

Monitor immunoglobulin levels after treatment with ABECMA and administer IVIG for IgG <400 mg/dl. Manage appropriately per local institutional guidelines, including infection precautions and antibiotic or antiviral prophylaxis.

Use of Live Vaccines: The safety of immunization with live viral vaccines during or after ABECMA treatment has not been studied. Vaccination with live virus vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy, during ABECMA treatment, and until immune recovery following treatment with ABECMA.

Secondary Malignancies: Patients treated with ABECMA may develop secondary malignancies. In KarMMa-3, myeloid neoplasms (four cases of myelodysplastic syndrome and one case of acute myeloid leukemia) occurred in 2.2% (5/222) of patients following treatment with ABECMA compared to none in the standard regimens arm at the time of the safety update. The median time to onset of myeloid neoplasm from ide-cel infusion was 338 days (Range: 277 to 794 days). Three of these five patients have died following the development of myeloid neoplasm. One out of the five cases of myeloid neoplasm occurred after initiation of subsequent antimyeloma therapy.

T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA. Mature T cell malignancies, including CAR-positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes.

Monitor life-long for secondary malignancies. In the event that a secondary malignancy occurs, contact Bristol-Myers Squibb at 1-888-805-4555 for reporting and to obtain instructions on collection of patient samples for testing of secondary malignancy.

Effects on Ability to Drive and Operate Machinery: Due to the potential for neurologic events, including altered mental status or seizures, patients receiving ABECMA are at risk for altered or decreased consciousness or coordination in the 8 weeks following ABECMA infusion. Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, during this initial period.

Adverse Reactions: The most common nonlaboratory adverse reactions (incidence greater than or equal to 20%) include pyrexia, CRS, hypogammaglobulinemia, infections – pathogen unspecified, musculoskeletal pain, fatigue, febrile neutropenia, hypotension, tachycardia, diarrhea, nausea, headache, chills, upper respiratory tract infection, encephalopathy, edema, dyspnea and viral infections.

Please see full Prescribing Information, including Boxed WARNINGS and Medication Guide.

About Bristol Myers Squibb and 2seventy bio

Abecma is being jointly developed and commercialized in the U.S. as part of a Co-Development, Co-Promotion, and Profit Share Agreement between Bristol Myers Squibb and 2seventy bio. Bristol Myers Squibb assumes sole responsibility for Abecma drug product manufacturing and commercialization outside of the U.S. The companies’ clinical development program for Abecma includes ongoing clinical studies (KarMMa-2, KarMMa-3) in earlier lines of treatment for patients with multiple myeloma. For more information visit clinicaltrials.gov.

About 2seventy bio

Our name, 2seventy bio, reflects why we do what we do—TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver the first FDA-approved CAR T cell therapy for multiple myeloma to as many patients as possible. Importantly, we remain focused on accomplishing our mission by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day. For more information, visit www.2seventybio.com.

Follow 2seventy bio on social media: X (Twitter) and LinkedIn.

2seventy bio is a trademark of 2seventy bio, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are not statements of historical fact, or “forward-looking statements”, including with respect to the proposed acquisition of 2seventy bio, Inc. (“2seventy bio”) by Bristol Myers Squibb (“BMS”), the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of BMS’s acquisition of 2seventy bio and the development and commercialization of Abecma. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond 2seventy bio’s control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of 2seventy bio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for 2seventy bio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect BMS’s business and market, particularly those identified in the cautionary statement and risk factors discussion in BMS’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, and 2seventy bio’s business, particularly those identified in the risk factors discussion in 2seventy bio’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by BMS or 2seventy bio from time to time with the SEC. Neither BMS nor 2seventy bio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.

Additional Information and Where to Find It

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of 2seventy bio or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by BMS (“BMS”) and Daybreak Merger Sub Inc., a wholly owned indirect subsidiary of BMS, with the Securities and Exchange Commission (“SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by 2seventy bio with the SEC. The offer to purchase shares of 2seventy bio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement, when available, and other documents filed with the SEC on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related tender offer documents may also be obtained for free on BMS’ website at www.bms.com/investors or 2seventy bio’s website at www.ir.2seventybio.com. In addition, BMS and 2seventy bio each files annual, quarterly and current reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

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Investors and Media:

Vicki Eatwell, CFO

vicki.eatwell@2seventybio.com

Morgan (Adams) Shields

Morgan.adams@2seventybio.com